UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          -----------------------------

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 Date of Report:

                        (Date of earliest event reported)

                                  July 7, 2005

                          ----------------------------

                               CHISTE CORPORATION
               (Exact name of registrant as specified in charter)

                                     Nevada
         (State or other Jurisdiction of Incorporation or Organization)

(Commission File Number)                      (IRS Employer Identification No.)
        0-32065                                         86-0965692

                               1801 Route 51 South
                            Jefferson Hills, PA 15025
             (Address of Principal Executive Offices and zip code)

                                 (412) 405-1000
               (Registrant's telephone umber, including area code)

                       936A Beachland Boulevard, Suite 13
                              Vero Beach, FL 32963
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01      Completion of Acquisition or Disposition of Assets.

               On May 13, 2005, Chiste Corporation, a Nevada corporation ("Chiste"), entered into an Exchange Agreement ("Exchange Agreement") with HydroGen, LLC, an Ohio limited liability company ("HydroGen"), certain members of HydroGen representing approximately 69.7% of the outstanding membership interests, and Keating Reverse Merger Fund, LLC ("KRM Fund"). The closing of the transactions contemplated by the Exchange Agreement (the "Closing") occurred on July 7, 2005. At the Closing, pursuant to the terms of the Exchange Agreement, Chiste acquired all of the outstanding membership interests of HydroGen (the "Interests") from all the HydroGen members. All the HydroGen members either executed or joined the Exchange Agreement prior to the Closing, including persons investing in membership units as part of a private placement by HydroGen. The completion of the HydroGen private placement of membership units for a minimum gross proceeds of $5,000,000 and a maximum of $10,000,000 was a condition to the Closing. HydroGen raised $6,536,283 in gross proceeds from the private placement, and the holders of $2,000,000 of notes converted the principal amount of their notes into membership units in the private placement. In the exchange transaction, Chiste issued to the HydroGen members, including the new investors and converting note holders, an aggregate of 742,255 shares of Series B Convertible Preferred Shares, par value $0.001 per share ("Preferred Shares"), which will be convertible into shares of Chiste's common stock. In addition, immediately following the closing of the exchange transaction, Chiste sold to several institutional investors, 211,569 Preferred Shares for an aggregate purchase price of $7,000,000.

               Accordingly, after the exchange transaction and the institutional investment, Chiste had an aggregate of 953,824 shares of Preferred Stock outstanding which are convertible into an aggregate of 176,793,329 shares of common stock of Chiste ("Conversion Shares").

               The issuance of the Preferred Shares was and, upon conversion the Conversion Shares will be, exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof. Chiste has agreed to register for reoffer and resale the Conversion Shares for certain of the holders of Preferred Shares.

               On July 8, 2005, Chiste filed a press release announcing the Closing, a copy of which is attached to this Current Report on Form 8-K as
Exhibit 99.1.

               At the Closing, HydroGen became a wholly-owned subsidiary of Chiste and will continue as the principal operating company.

               Except  for  the   Exchange   Agreement   and  the   transactions
contemplated by that agreement, neither Chiste, nor its directors and officers, had any material relationship with HydroGen or any of the HydroGen members.

               Chiste is presently authorized under its Articles of Incorporation to issue 65,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of Preferred Shares, par value $0.001 per share. Of the 5,000,000 shares of Preferred Shares authorized, 1,500,000 shares were designated as Series B Convertible Preferred Shares pursuant to a certificate of designations ("Certificate of Designations"), which was approved by Chiste's board of directors, and filed with and accepted by, the Secretary of State of the State of Nevada prior to the Closing. Immediately prior to the Closing, Chiste had 9,396,629 shares of common stock issued and outstanding and no shares of Series B Convertible Preferred Shares issued and outstanding.

               Each Preferred Share will be convertible into 185.35215 shares of Chiste common ("Conversion Rate"). The Preferred Shares automatically will convert into the Conversion Shares upon the approval by a majority of Chiste's common stock and Preferred Shares holders (voting together on an as-converted-to-common-stock basis) of a 1 for 25 reverse stock split of Chiste's outstanding common stock ("Reverse Split"). The Conversion Rate will be adjusted for stock splits, combinations of shares, mergers and other events, including a downward adjustment to account for the Reverse Split.

               The holders of Preferred Shares are entitled to vote together with the holders of the common stock, as a single class, upon all matters submitted to holders of common stock for a vote, including directors. Each Preferred Share carries the number of votes equal to the number of shares of common stock issuable in its conversion. Immediately following the closing of the exchange transaction, the HydroGen members (including the new investors in HydroGen and the converting note holders) and the institutional investors in the Investment, collectively, owned approximately 95.0% of the total combined voting power of all classes of Chiste's outstanding equity securities entitled to vote.

               In connection with the Exchange Agreement, Chiste also converted certain outstanding options to purchase HydroGen membership units into options to purchase 8,558,600 shares of Chiste common stock at approximately an exercise price of approximately $0.18 per share, on a pre-Reverse Split basis.

               In connection with the Reverse Split, Chiste's board of directors may, in its discretion, provide special treatment to certain holders of common stock to preserve round lot holders (i.e., holders owning at least 100 shares). In the event Chiste's board determines to provide such special treatment, Chiste stockholders holding 2,500 or fewer shares of common stock but at least 100 shares of common stock will receive 100 shares of common stock after the Reverse Split, and persons holding less than 100 shares of common stock would not be affected by the Reverse Split. The terms and conditions of special treatment afforded to Chiste stockholders to preserve round lot stockholders, if any, including the record dates for determining which stockholders may be eligible for such special treatment, will be established in the discretion of Chiste's board of directors.

               The holders of the Preferred Shares have entered into a voting agreement. The period of the voting agreement is one year from the closing date of the exchange transaction, except that certain institutional investors agreed to the same terms but for shorter periods. Under the voting agreement the holders have agreed to vote in favor of the Reverse Split, the change of the corporate name of Chiste to another selected by management which will be "HydroGen Corporation" and for Leo Blomen, Joshua Tosteson, each of two individuals designated by each of Messrs. Blomen and Tosteson, and a designee of Keating Reverse Merger Fund, LLC to serve as directors of Chiste. They also agree to maintain the board of directors at five persons for one year. In the event these agreements are not observed, Messrs. Blomen and Tosteson have the proxies of the holders of the Preferred Shares that are parties to the voting agreements to enforce the voting provisions with respect to the Reverse split and the corporate name change.

               Effective as of the Closing, the existing sole director of Chiste, Kevin R. Keating, resigned and the following directors of Chiste were appointed:

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

----------------------  ----------------  --------------------------------------
Name                            Age                 Position
----------------------  ----------------  --------------------------------------
Leo Blomen                      50        Chief Executive Officer and Director
----------------------  ----------------  --------------------------------------
Joshua Tosteson                 33        President and Director
----------------------  ----------------  --------------------------------------

               Also effective as of the Closing, the existing officers of Chiste resigned, and the following officers were appointed by the newly constituted Board of Directors:

---------------------  ------------------------ --------------------------------
Name                              Age                    Position
---------------------  ------------------------ --------------------------------
Leo Blomen                        50            Chief Executive Officer
---------------------  ------------------------ --------------------------------
Joshua Tosteson                   33            President
---------------------  ------------------------ --------------------------------
Scott Schecter                    48            Chief Financial Officer
---------------------  ------------------------ --------------------------------
Scott Wilshire                    43            Chief Operating Officer
---------------------  ------------------------ --------------------------------

               At the Closing, Chiste entered into a financial advisory agreement with Keating Securities, LLC ("Keating Securities"), a registered broker-dealer, pursuant to which Keating Securities was compensated by Chiste for its advisory services rendered to Chiste in connection with the exchange transaction. The transaction advisory fee was $325,000 and was paid in full at Closing.

               Kevin R. Keating, Chiste's sole officer and director prior to the exchange transaction, is the father of the principal member of Keating Investments, LLC. Keating Investments, LLC is the managing member of KRM Fund, which was the majority stockholder of Chiste prior to the exchange transaction, and Keating Securities, LLC, the registered broker-dealer affiliate of Keating Investments, LLC. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, KRM Fund or Keating Securities, LLC and disclaims any beneficial interest in the shares of Chiste's common stock owned by KRM Fund. Similarly, Keating Investments, LLC, KRM Fund and Keating Securities, LLC disclaim any beneficial interest in the shares of Chiste's common stock currently owned by Kevin R. Keating.

               On March 7, 2005, in its Current Report on Form 8-K dated March 2, 2005, Chiste reported the execution of a letter of intent to acquire HydroGen. On May 18, 2005, in its Current Report on Form 8-K dated May 13, 2005, Chiste reported the execution of the Exchange Agreement and included a copy of the Exchange Agreement therein as Exhibit 2.5. Additionally, on May 31, 2005, Chiste filed an Information Statement on Schedule 14f-1 reporting the proposed acquisition of HydroGen and the pending change of control of Chiste at the Closing. The Information Statement was mailed to the Chiste stockholders of record on June 2, 2005.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

               Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

               In the exchange transaction for the acquisition of HydroGen, the issuance of the Preferred Shares was, and upon conversion the issuance of the shares of Chiste common stock underlying the Preferred Shares will be exempt from registration under the Securities Act pursuant to Section 4(2) thereof. Chiste made this determination based on the representations of the HydroGen members (including the new investors in HydroGen) and the institutional investors which included, in pertinent part, that such persons were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, that such persons were acquiring the Preferred Shares and will acquire the shares of Chiste's common stock underlying the Preferred Shares, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each person understood that the Preferred Shares, and the shares of Chiste's common stock underlying the Preferred Shares, may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

               Each Preferred Share will be convertible into 185.35215 shares of Chiste common ("Conversion Rate"). The Preferred Shares automatically will convert into the Conversion Shares after the approval by a majority of Chiste's common stock and Preferred Share holders (voting together on an as-converted-to-common-stock basis) of a 1 for 25 reverse stock split of
Chiste's outstanding common stock ("Reverse Split"). The Conversion Rate applicable to the Preferred Shares is subject to adjustment from time to time in the event of any stock dividend, stock split, reverse stock split, reorganization or other corporate event affecting the outstanding capital stock of Chiste (including the Reverse Split). The Conversion Rate will be adjusted downward to account for the Reverse Split.

               The holders of Preferred Shares are entitled to vote together with the holders of the common stock, as a single class, upon all matters submitted to holders of common stock for a vote, including directors. Each Preferred Share carries the number of votes equal to the number of shares of common stock issuable in its conversion. Immediately following the closing of the exchange transaction and the Investment, the HydroGen members (including the new investors in HydroGen and the converting note holders) and the institutional investors in the Investment, collectively, owned Preferred Shares equal to approximately 95% of the total combined voting power of all classes of Chiste's outstanding equity securities entitled to vote.

               In connection with the Exchange Agreement, Chiste also converted certain outstanding options to purchase HydroGen membership units into options to purchase 8,558,600 shares of Chiste common stock at an exercise price of approximately $0.18 per share, on a pre-Reverse Split basis.

               In connection with the Reverse Split, Chiste's board of directors may, in its discretion, provide special treatment to certain holders of common stock to preserve round lot holders (i.e., holders owning at least 100 shares). In the event Chiste's board determines to provide such special treatment, Chiste stockholders holding 2,500 or fewer shares of common stock but at least 100 shares of common stock will receive 100 shares of common stock after the Reverse Split, and persons holding less than 100 shares of common stock would not be affected by the Reverse Split. The terms and conditions of special treatment afforded to Chiste stockholders to preserve round lot stockholders, if any, including the record dates for determining which stockholders may be eligible for such special treatment, will be established in the discretion of Chiste's board of directors.

               In the event of any liquidation, dissolution or winding up of Chiste, the assets of Chiste available for distribution to shareholders will be distributed first to the holders of the Preferred Shares up to the stated value per share of $33.09 and then among the holders of Preferred Shares and the holders of any other class of equity securities of Chiste, including the common stock, pro rata, on an as-converted-to-common stock basis.

               The holders of Preferred Shares are entitled to dividends in the event that Chiste pays cash or other dividends in property to holders of outstanding shares of its common stock, which dividends would be made pro rata, on an as-converted-to-common-stock basis.

               During any period in which the Preferred Shares are outstanding, Chiste is not permitted to, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding Preferred Shares, voting as a separate class:

      o create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges equal or senior to the Series B Convertible Preferred Shares;

      o directly or indirectly, alter or change the rights, preferences or privileges of the Series B Convertible Preferred Shares;

      o amend Chiste's Articles of Incorporation in a manner that materially adversely affects the rights, preferences or privileges of the holders of the Series B Convertible Preferred Shares;

      o increase or decrease the authorized number of shares of Preferred Shares of Chiste as a whole;

      o     liquidate or wind-up Chiste; or

      o redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Shares or common stock; provided, however, that this restriction will not apply to the repurchase of shares of common stock from employees, officers, directors, consultants or other persons performing services for Chiste or any subsidiary pursuant to agreements under which Chiste has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal.

               Upon the occurrence of the Mandatory Conversion, or any other redemption or extinguishment of the Series B Convertible Preferred Shares, the shares converted, redeemed or extinguished automatically will be returned to the status of authorized and unissued shares of Preferred Shares, available for future designation and issuance pursuant to the terms of Chiste's Articles of Incorporation.

Item 3.03 Material Modification to Rights of Security Holders

               Reference is made to the disclosure set forth under Items 2.01 and 3.02 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

               As a result of the Closing, the completion of the Investment and the issuance of the Preferred Shares, the HydroGen members (including the new investors in HydroGen and the converting note holders) and the institutional investors in the Investment (collectively, the "Preferred Stockholder Group") own approximately 95.0% of the total combined voting power of all classes of Chiste's outstanding capital stock entitled to vote.

               In connection with the Exchange Agreement, Chiste also converted certain outstanding options to purchase HydroGen membership units into options to purchase 8,558,600 shares of Chiste common stock at approximately an exercise price of approximately $0.18 per share, on a pre-Reverse Split basis.

               Upon Mandatory Conversion of the Preferred Shares, and subject to an adjustment of the Conversion Rate as a result of the Reverse Split, the Preferred Stockholder Group will, in the aggregate, receive approximately 7,071,733 shares of Chiste common stock . The existing stockholders of Chiste, following the Mandatory Conversion and Reverse Split, will own approximately 375,866 shares of Chiste common stock.

               On a fully diluted basis after giving effect to the outstanding options to purchase Chiste common stock, and after the Mandatory Conversion and Reverse Split, the Preferred Stock Group, the existing Chiste stockholders and the Chiste option holders will own 90.8%, 4.8% and 4.4%, respectively, of Chiste's fully diluted common stock.

Section 5 - Corporate Governance and Management

Item 5.01      Changes in Control of Registrant.

               Reference is made to the disclosure set forth under Items 2.01 and 5.02 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

               Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

               Effective as of the Closing, Kevin R. Keating resigned as the prior sole officer and director of Chiste, and the following persons were appointed the newly constituted board of directors and to the officer positions as indicated:

Name                       Age              Position
------------------    -------------      ---------------------------------------
Leo Blomen                  50           Chief Executive Officer and Director
Joshua Tosteson             33           President and Director
Scott Schecter              48           Chief Financial Officer
Scott Wilshire              43           Chief Operating Officer

               Dr. Leo Blomen, Chief Executive Officer and Director

               Dr. Blomen has been the Chief Executive Officer of HydroGen since 2001, and has been active in fuel cells for almost 20 years. From 1996 to 2000, Dr. Blomen served as Executive Director and Head of the International Division of NUON, the largest electric, gas, water and telecom utility company in the

Netherlands serving millions of customers and with over $4 billion in revenues. Dr. Blomen was responsible for starting and building a portfolio of over 20 companies in countries such as USA, UK, China, Czech Republic, and Israel. He served on the Boards of most of those companies, and invested several $100's million successfully. Among these investments were a number of fuel cell projects, including the installation and operation of the world's first 100 kW solid oxide fuel cell (SOFC) system, supplied by Westinghouse to a consortium led by NUON. Prior to his NUON assignment, he worked on several energy companies through his own consulting company Blomenco B.V., including the Dutch company Heron Turbines B.V., which has built a compact 1.4 MW gas turbine with 43% net electrical efficiency. Dr. Blomen was also responsible for making the first designs of fuel cell / gas turbine combination systems under contract from Westinghouse. He was the primary editor of a book on Fuel Cell Systems (Plenum Press, 1993). From 1983 to 1992, Dr. Blomen served in several capacities for the engineering contractor KTI (Kinetics Technology International), a world leader in hydrogen plant construction, most of the time on its Board and as Group VP. He initiated and managed over 40 research, development and demonstration projects in Europe and the USA, including the construction of the first two PAFC power plants in Europe, as well as several steam reformer developments. Dr. Blomen is a co-founder of the EFCG (European Fuel Cell Group) and has served as its Treasurer throughout its existence. EFCG merged with FuelCell Europe in 2004. He holds a doctorate of medicine from Leiden University and an engineering degree in chemical technology from Delft University. Dr. Blomen will devote a minimum of 50% of his professional time to Hydrogen, augmenting the day-to-day full time management activities of Mr. Tosteson with his decades of experience in portfolio management of companies. The Messrs. Blomen and Tosteson have developed this management model over the past three years of intensive collaboration in developing HydroGen.

               Joshua Tosteson, President and Director

               Mr. Tosteson has been the President of HydroGen since 2001 and has been active in the fields of earth systems science, education, public outreach, management consulting, and environmental entrepreneurship for over 10 years. He is a co-founder of FullCircle LLC, a New York-based company that deploys facilities to remediate organic waste streams and produce high-value organic soil amendments, and which consults to international development and aid organizations. Over 2000-2001, Mr. Tosteson served on assignment as Eco-Industrial Development Manager for the redevelopment of a deactivated army ammunition site in Louisiana. In this capacity on behalf of the Operations Support Command of the US Army, Mr. Tosteson and colleagues attracted over $20MM in private and Federal investment to establish two new commercial manufacturing operations on the site utilizing regionally available waste streams as feedstock. From 1994-97, Mr. Tosteson served in various capacities as a management consultant for the Biosphere 2 facility in Oracle, AZ, supporting a comprehensive effort to re-tool and reorganize the project that culminated in a long-term facility management contract with Columbia University. Concurrently to that assignment he served as an Adjunct Fellow and researcher at the Kennedy School of Government, Harvard University. He has published widely in the peer-reviewed and popular literature. He holds degrees in environmental science and public policy (BA, Harvard University) and atmospheric science (MA, Columbia University).

               Scott Schecter, Chief Financial Officer

               Mr. Schecter was the interim Chief Financial Officer of HydroGen from June 2004 to March 2005, when he became the Chief Financial Officer on a full time basis. From 1994-2004, Mr. Schecter, a CPA, served as Vice President, Chief Financial Officer and Treasurer of Fuel-Tech N.V., a publicly-traded technology company in the air pollution control, fuel treatment and software businesses. He also served as Chief Financial Officer of Clean Diesel Technologies, Inc., a publicly-traded development stage company in the specialty chemical business from 1995 through 1999. In 1990, Mr. Schecter participated in a management buyout of American Vision Centers, Inc., a consumer products company, and served as that company's Senior Vice President and Chief Financial Officer through January 1994. After graduating with his MBA from the Wharton School of the University of Pennsylvania, Mr. Schecter served as a corporate development officer for W. R. Grace & Co. from 1986-1990, focusing on acquisitions, strategic investments and divestitures. Schecter received his B.S. in Accounting from the State University of New York at Albany, and was a member of the Board of Directors of Fuel Tech, Inc. (the operating subsidiary of Fuel-Tech N.V.) and American Vision Centers, Inc.

               Scott Wilshire, Chief Operating Officer

               Mr. Wilshire has been HydroGen's Chief Operating Officer since early 2005. From 1999 to 2004, he was employed at Plug Power Inc., a publicly-traded proton exchange membrane (PEM) fuel cell manufacturing company. Mr. Wilshire joined Plug Power in March 1999 as Director of Large Residential Systems and was appointed Director of Marketing Engagement in November 2000. In his latter capacity, Wilshire was responsible for all customer interface and new business development as well as management of Plug Power's commercial launch, product training and documentation and applications engineering. In addition, Mr. Wilshire has over eighteen years of engineering experience in the power generation industry. Prior to joining Plug Power, from 1997 to 199, he was with General Electric Nuclear Energy in the Nuclear Field Engineering Program and from 1984 to 1999, he was with Lockheed Martin in various engineering and senior management positions that culminated in his management of reactor servicing design for the USS Virginia class submarine program. He received a Bachelor of Science degree in Marine Engineering/Nuclear Engineering from the United States Merchant Marine Academy, a Master of Business Administration from Rensselaer Polytechnic Institute, and completed the U.S. Navy Nuclear Power Engineering School.

               The board of directors of Chiste, as of the Closing, was increased to five (5) members. As of the Closing, Kevin R. Keating, Chiste's current sole officer and director resigned, and the newly-appointed directors of Chiste initially consist of two member of HydroGen's current management, Leo Blomen and Joshua Tosteson. Thereafter, the remaining director positions will be as follows: two directors to be designated by Messrs. Blomen and Tosteson (the "Management Designates") and one director to be designated by KRM Fund (the "KRM Designate") each of which are expected to be appointed within thirty (30) days following the Closing. KRM Fund, certain HydroGen members and the institutional investors in the Investment, such persons in the aggregate representing more than a majority of the outstanding shares entitled to vote, have each agreed to vote their shares of Chiste's voting securities: (i) to elect the KRM Designate to Chiste's board for a period ranging from 90 days to one year following the Closing and to vote for such other persons that may be designated by Messrs. Blomen and Tosteson to fill any vacant position on the board of directors (other than KRM Designate), and (ii) to approve the Reverse Split and the change of Chiste's corporate name (collectively, the "Actions").

               Employment Arrangements

               Dr. Leo Blomen will be a director and the Chief Executive Officer of Chiste after the Exchange. Dr. Blomen currently is not employed under a written contract. The basic terms of an agreement have been negotiated, subject to approval of the board of directors and final negotiation about certain tax issues relating to Dr. Blomen being a Dutch national. Dr. Blomen is entitled to a compensation package of approximately $200,000 and is provided benefits comparable to the other executives of HydroGen.

               Joshua Tosteson will be a director and the President of Chiste after the Exchange. HydroGen has entered into an employment agreement with Mr. Tosteson as the President for a period of three years commencing April 1, 2005, renewable on an automatic basis annually thereafter. Mr. Tosteson is obligated to spend his full business time on the requirements of HydroGen and Chiste. The agreement may be terminated for cause at any time by HydroGen. If the agreement is terminated without cause, HydroGen will owe Mr. Tosteson six months severance pay. Mr. Tosteson will be paid an annual salary of $185,000, which will be increased to $225,000 upon completion of a secondary offering of the post-merger company. Mr. Tosteson will be entitled to various bonuses upon HydroGen reaching various milestones which will be determined by the Chief Executive Officer and Mr. Tosteson within the next several months. Mr. Tosteson will be eligible to participate in the standard benefits offered to all employees of HydroGen, including coverage under the company medical and disability plans.

               Scott Schecter will be the Chief Financial Officer of Chiste after the Exchange. HydroGen has entered into an employment agreement with Mr. Schecter as the Chief Financial Officer of HydroGen for a period of three years at the rate of $200,000, increasing to $250,000 upon the completion of a secondary offering of the post-merger company. The agreement may be terminated at any time for cause, however if Mr. Schecter is terminated without cause, he is entitled to one year severance pay from HydroGen, plus the acceleration of certain rights to options that would have been otherwise earned. Mr. Schecter is obligated to spend his full business time on the requirements of HydroGen and Chiste. Mr. Schecter received an equity interest in HydroGen (which will convert into Series B Preferred Shares) as part of his prior consulting agreement. Under the new agreement, Mr. Schecter has been granted an option commencing April 2005 to acquire Chiste common stock after the Exchange for 109,067 shares on a post-Reverse Split basis, exercisable until April 2015 at $4.538 per share. These options vest rateably each month until April 2008. He also will be eligible to receive awards of additional options to acquire future awards of common stock of Chiste. Mr. Schecter will be eligible to participate in the standard benefits offered to all employees of HydroGen, including coverage under the company medical and disability plans.

               Scott Wilshire will be the Chief Operating Officer of Chiste after the Exchange. In March of 2005 HydroGen entered into an employment agreement with Mr. Wilshire as the Chief Operating Officer of HydroGen for a period of three years at the rate of $150,000 per year, increasing to $180,000 upon completion of second offering of the post merger company. In addition, Mr. Wilshire is entitled to bonuses based upon his performance and the performance of the company. Mr. Wilshire is obligated to spend his full business time on the requirements of HydroGen and Chiste. Mr. Wilshire can be terminated at any time for cause. If Mr. Wilshire is terminated without cause, he is entitled to receive one year severance pay. Under the terms of this contract Mr. Wilshire has earned, and continues to earn, an equity interest in HydroGen. This arrangement will be modified to a right to acquire common stock of Chiste after the Exchange representing 81,974 shares of Chiste common stock at an exercise price of $4.538 per share on a post-Reverse Split basis, exercisable until January 31, 2015 once vested. These options vest rateably each month until March 2008. Mr. Wilshire will be eligible to participate in the standard benefits offered to all employees of HydroGen, including coverage under the company medical and disability plans.

               Hydrogen has entered into an employment agreement with Mr. Gregory Morris as the Senior Vice-President. Mr. Morris will be paid an annual salary of $110,000, increasing to $160,000 after completion of a secondary offering of the post-merger company. In addition, Mr. Morris will be entitled to receive both cash and an award of shares of common stock of Chiste after the Exchange in the event that he generates certain sales opportunities for HydroGen, upon closing of those sales. The amount of cash and stock earned will depend upon the size of the sales. Mr. Morris can be terminated any time with cause. If he is terminated without cause, he is entitled to six months severance, plus whatever bonuses he may earn if HydroGen closes, within six months of termination, on a sale opportunity he generated. Mr. Morris will devote a minimum of 70% of his workday to HydroGen. He will be eligible to participate in the standard benefits offered to all employees of HydroGen, including coverage under the company medical and disability plans.

               Board of Directors - Committees

               Until further determination by the Board, the full Board of Directors will undertake the duties of the Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors.

               Director Compensation

               Persons who are directors but employed by Chiste or a subsidiary will not receive additional compensation for their directorships. Other directors will be paid an annual retainer, reimbursed expenses and granted options or similar equity awards in amounts to be determined by the board of directors.

               Code of Ethics

               The board of directors has adopted a code of ethics that is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the company files or submits to the SEC and others. A copy of the code of ethics is an exhibit to this Form 8-K.

               Shareholders may contact members of the board of directors by writing to them in care of the corporate secretary at the headquarters. The corporate secretary will forward correspondence received to the directors from time to time.

               Stock Option Plan

               In July 2005, the board of directors approved our 2005 performance equity plan pursuant to which a total of 500,000 shares of common stock were reserved for issuance in connection with the awards available for grant. The 2005 plan will be submitted to shareholders for approval. The following types of awards may be granted under the 2005 plan:

      o     incentive stock options;

      o     non qualified stock options;

      o     stock appreciation rights;

      o     restricted stock awards;

      o     stock bonuses; or

      o     other forms of stock benefits.

               Incentive stock options may be granted only to our employees. Other benefits may be granted to our consultants, directors (whether or not they are employees of ours), employees and officers. Currently there are no awards outstanding under the 2005 plan.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

               Effective as of the Closing, pursuant to the provisions of the bylaws of Chiste, applicable to all holders of capital stock, the Board of Directors of Chiste, by resolution increased the number of directors on the Board of Directors of Chiste from one to five.

               On July 5, 2005, Chiste filed the Certificate of Designations for the creation of the Series B Convertible Preferred Shares. The descriptions of the Preferred Shares in Items 2.01 and 3.02 of this Current Report on form 8-K are incorporated herein by reference.

Section 8

Item 8.01 Other Events.

               The following is a description of the acquired company, HydroGen, LLC, which will be operated as a wholly-owned subsidiary by Chiste Corporation.

Overview

               HydroGen is a development stage company established to be a developer of multi-megawatt fuel cell systems utilizing its proprietary 400 kilowatt (kW) phosphoric acid fuel cell (PAFC) technology. HydroGen is positioning itself to compete in the growing distributed generation market, with the intention of offering complete fuel cell systems in the 6-30 megawatt (MW) range at prices that HydroGen's management believes will be competitive with incumbent generating technologies in this size class, and significantly lower than other fuel cell technologies.

               HydroGen commenced operations as an unincorporated entity in May, 2001, using a limited liability operating agreement to govern the relationships of the parties. The original founders were Fuel Cell Corporation of America ("FCA"), Joshua L. Tosteson, Leo Blomen and Andrew Thomas. FCA obtained 55% of the initial equity interests in HydroGen for the contribution of various intellectual property assets which was completed on November 11, 2001. The other persons obtained an aggregate of 45% of the initial equity interests in HydroGen for services and future services. The formation documentation of HydroGen as a limited liability company was filed in January 2002 in the State of Ohio.

               To date, HydroGen has generated revenues of approximately $100,000 from operations but remains in the "developmental" stage. Since it organization, HydroGen has raised an aggregate of $15,536,283 in equity capital, including the July 2005 capital raise and previously issued debt which was converted into equity, to fund its business operations. In light of the capital raise of $13,536,283 in July 2005, HydroGen believes currently it has enough capital to engage in its operations for at least the next twelve months.

Acquisition of HydroGen by Chiste Corporation

               On July 7,2005, all the members of HydroGen (including new investors who participated in the $6,536,283 private placement offering of membership interests by HydroGen prior to the exchange transaction and note holders who converted $2,000,000 in notes) exchanged their membership interests in HydroGen for shares of Chiste Preferred Shares as a result of which HydroGen became a wholly-owned subsidiary of Chiste, and will continue as the operating subsidiary. The exchange of securities was pursuant to an Exchange Agreement entered into on May 13, 2005. Chiste issued to the HydroGen members (including new investors in the private placement and converting note holders) an aggregate of 742,255 shares of Series B Convertible Preferred Shares, par value $0.001 per share, of Chiste ("Preferred Shares"), which are convertible into shares of Chiste common stock, at the current conversion rate of 185.35215 ("Conversion Rate") shares of common stock for one Preferred Share ("Conversion Shares"). The issuance of the Preferred Shares to the HydroGen members was and, upon conversion the Conversion Shares will be, exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof.

               The Preferred Shares automatically will convert into the Conversion Shares upon the approval by a majority of Chiste's common stock and Preferred Shares holders (voting together on an as-converted-to-common-stock basis) of a 1 for 25 reverse stock split of Chiste's outstanding common stock ("Reverse Split"). The Conversion Rate will be adjusted downward to account for the Reverse Split.

               The holders of Preferred Shares are entitled to vote together with the holders of the common stock, as a single class, upon all matters submitted to holders of common stock for a vote, including directors. Each Preferred Share carries the number of votes equal to the number of shares of common stock issuable in its conversion.

               In connection with the Reverse Split, Chiste's board of directors may, in its discretion, provide special treatment to certain holders of common stock to preserve round lot holders (i.e., holders owning at least 100 shares). In the event Chiste's board determines to provide such special treatment, Chiste stockholders holding 2,500 or fewer shares of common stock but at least 100 shares of common stock will receive 100 shares of common stock after the Reverse Split, and persons holding less than 100 shares of common stock would not be affected by the Reverse Split. The terms and conditions of special treatment afforded to Chiste stockholders to preserve round lot stockholders, if any, including the record dates for determining which stockholders may be eligible for such special treatment, will be established in the discretion of Chiste's board of directors.

               The holders of the Preferred Shares have entered into a voting agreement. The period of the voting agreement is one year from the closing date of the exchange transaction, except that certain institutional investors agreed to the same terms but for shorter periods. Under the voting agreement they have agreed to vote in favor of the Reverse Split, the change of the corporate name of Chiste to another selected by management which will be "HydroGen Corporation" and for Leo Blomen, Joshua Tosteson, each of two individuals which one will be designated by each of Messrs Blomen and Tosteson and a designee of Keating Reverse Merger Fund, LLC to serve as directors of Chiste. They also agree to maintain the board of directors at five persons. In the event these agreements are not observed, Messrs Blomen and Tosteson have the proxies of the holders of the Preferred Shares that are parties to the voting agreements to enforce the voting provisions relating to the Reverse Split and the corporate name change.

Recent Financing

               With the closing of the exchange transaction, the completion of HydroGen's private placement of membership interests generating gross proceeds of $6,536,283, and the sale of Preferred Shares to several affiliated institutional investors for an aggregate of $7,000,000 in gross proceeds, the company recently raised an aggregate of $13,536,283. In connection with the exchange transaction and private placement, holders of an aggregate of $2,000,000 of debt of HydroGen converted their principal into Preferred Shares on the same terms as the investors in the private placement. Battenkill Capital, Inc. was the placement agent for the private placement and engaged certain other selling agents. Together Battenkill and the other selling agents were paid $1,010,346 and issued HydroGen membership interests which were immediately exchanged for 17,948 Preferred Shares, which are convertible into 3,326,700 shares of Chiste's common stock on a pre-Reverse Split basis. The net proceeds to Chiste, less commission to the placement agent, on a consolidated basis from the offerings was $12,525,937.

               In connection with the HydroGen and Chiste private offerings, Chiste has agreed to register the Conversion Shares. Chiste is obligated to file a registration statement within 90 days of the closing of the exchange transaction and use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable. In the event that it does not file the registration statement as agreed or have the registration statement effective by 150 days after the closing of the exchange transaction, it must pay to certain holders of the Preferred Shares cash penalties as liquidated damages. The liquidated damages may aggregate as much as $700,000, and are in addition to other damages and penalties that the holders with this right may seek from Chiste. Chiste must keep the registration statement effective for such time as is required to permit the persons with registered shares to be able to sell them in the public market either under the registration statement or Rule 144.

Chiste Corporation

               Chiste was incorporated in Nevada in July 1999 as TSI Handling, Inc. In 2000, the corporate name was changed to Dyna-Cam Engine Corporation to pursue developing an axial cam-drive, free piston design, internal combustion engine. There was insufficient funding to implement this business plan and, effective June 30, 2003, after defaults and proper notifications, the largest senior secured lender, Aztore Holdings, Inc., acted to dispose of Chiste's assets pursuant to its rights as a secured lender under its notes and Article 9 of the Uniform Commercial Code. The asset disposition did not satisfy all of Aztore's secured liabilities. As a requirement for continued support of Chiste, Aztore agreed to restructure its remaining liabilities into a series of secured notes. The Aztore secured notes were convertible into shares of common stock, and subsequently the Aztore secured notes were acquired by KRM Fund.

               Chiste then conducted its operations as a "shell" corporation, the business plan of which was to identify and complete a merger or acquisition with a non-public entity whose business presented an opportunity for Chiste's shareholders. Chiste's management reviewed a number of business opportunities and as of May 13, 2005 entered into an exchange agreement to acquire all the HydroGen membership interests. Because Chiste had no current operations or assets, the consummation of the exchange agreement and the related equity capital raise significantly reduced the then current stockholders' ownership of Chiste.

               To  prepare  for a  merger  or  acquisition  transaction,  Chiste obtained shareholder approval to change its name from Dyna-Cam Engine Corporation to Chiste Corporation and to implement a one-for-fifty (1-for-50) reverse stock split, which became effective May 16, 2004.

               On May 4, 2004, Chiste agreed to sell to KRM Fund an aggregate of 800,000 shares of its common stock, as adjusted for the May reverse split, at a price of $0.10 per share for a total purchase price of $80,000. Concurrently, KRM Fund purchased from Aztore the secured notes for a purchase price of $360,000, which it immediately converted into 6,645,000 shares of common stock. In connection with the above transactions, Chiste's debt obligations to Aztore were fully discharged, and an unrelated judgment creditor agreed to convert its $24,500 liability into 245,000 shares of common stock.

               As part of KRM Fund's purchase of Chiste's securities, Kevin R. Keating was appointed as the corporate secretary effective May 4, 2004. Subsequently, Kevin R. Keating was appointed a director and the president of Chiste.

               In order to fund the working capital needs of Chiste, on May 27, 2004, it sold to KRM Fund 100,000 shares of common stock at a purchase price of $0.10 per share, for an aggregate consideration of $10,000. On May 27, 2004, 400,000 shares of its common stock of Chiste were issued to Kevin R. Keating, its sole officer and director, as compensation for services rendered, and 100,000 shares of common stock of Chiste were issued to an outside advisor for consulting services. On November 11, 2004 and April 4, 2005, Chiste issued 100,000 and 135,000 shares of its common stock to an outside advisor for consulting services valued at $23,500. All of the shares of common stock issued above were granted "piggyback" registration rights which have been waived in connection with the registration statement for the common stock underlying the Preferred Shares.

Company Offices

               The headquarters of HydroGen are at 1801 Route 51 South, Jefferson Hills, PA 15025, and the telephone number is (412) 405-1000. The offices of Chiste, as of the closing of the exchange transaction were transferred to this address.

                                  RISK FACTORS

               The business, financial condition and operating results of Chiste, including HydroGen, could be adversely affected by any of the following factors, in which event the value of the equity securities of Chiste could decline, and investors could lose part or all of their investment. The risks and uncertainties described below are not the only ones that the combined company faces. Additional risks and uncertainties not presently known to management, or that management currently thinks are immaterial, may also impair future business operations.

Forward Looking Statements

               Included herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in the risk factors and elsewhere herein. These risks are not exhaustive. Other sections include additional factors which could adversely impact our business and financial performance. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

Risk Factors

               HydroGen is in its early stages of development and has a limited operating history. HydroGen was formed in 2001 and has a limited operating history. An investment in the company should be viewed in light of the risks and uncertainties inherently faced by a company in the early stages of development. There can be no assurance that HydroGen, the operating subsidiary of Chiste, will achieve or sustain profitability or positive cash flows from operating activities in the future. Investors may lose their investment or the opportunity to profit from a developing business.

               HydroGen will require a substantial amount of additional capital to fully execute its business plan and is uncertain about the availability of such additional funds. The business plan calls for the expenditure of substantial capital to finance power plant development projects, finance the retooling of the existing Pittsburgh area fuel cell manufacturing facility, and construction of a production facility with capacity for future large scale serial production of fuel cell stacks and potentially for other components used in the fuel cell power plants that HydroGen plans to sell and deliver. HydroGen will require additional capital to fund its expenditures, including business development, operating losses, and other cash needs to implement its market entry and cost reduction phases. Furthermore, if HydroGen decides to expand the business beyond what is currently planned, substantial amounts of additional capital will be required. HydroGen plans in the future to seek portions of the required funding from commercial sales, existing state incentive programs for fuel cells, and federally funded fuel cell demonstration programs. It may seek funds under low interest incentive based loans supported by one or more selected states. Although HydroGen currently plans to obtain some of the required additional financing through the issuance of debt instruments, conditions and circumstances may change such that HydroGen may decide to raise capital through the issuance of equity securities, which would result in dilution to existing shareholders. Any such financing terms may be adverse to existing security holders of HydroGen and could impose operational limitations on HydroGen. There can be no assurance that such additional financing will be available to HydroGen.

               HydroGen has rights to use the technology previously developed by Westinghouse Electric Power Division, and may have some additional development risks. HydroGen acquired the rights to assets to certain fuel cell technology developed in the 1980s and early 1990s by Westinghouse Electric Power Division. Although the technology met or surpassed most design specifications and program development milestones of the research and development program, there exist some areas where further development was recommended. Moreover, certain basic materials and components may have changed in nature or specifications, and additional associated problems may materialize during the production of the fuel cells and fuel cell stacks. There is no certainty that fuel cell production after de-mothballing the Pittsburgh area production plant will not have a material impact upon the performance, profitability, and cash flows from future operations.

               The nature and scope of HydroGen's rights to technology previously developed by Westinghouse Electric Corporation in collaboration with the United States Department of Energy ("DOE") are unclear. HydroGen's principal intellectual property rights with respect to fuel cell technology were acquired by a predecessor entity from the Westinghouse Electric Corporation on March 31, 1993. The agreement governing that purchase contains a very limited description of those intellectual property rights and very limited representations and warranties from Westinghouse as to the sufficiency or scope of those intellectual property rights. The technology was developed by Westinghouse in collaboration with the DOE and the precise nature and extent of Westinghouse's rights to such technology, which are now owned by HydroGen, are unclear. In particular, certain contracts between Westinghouse and the DOE required Westinghouse to disclose inventions or discoveries to the DOE or to lose its rights as to them. Documentation is neither complete as to such contracts, nor as to disclosure and communications between the DOE and Westinghouse with respect to the technology and intellectual property developed under them. To the extent that the DOE or other parties assert claims or rights to HydroGen's intellectual property acquired from Westinghouse, HydroGen's ability to pursue its proposed business activities could be materially and adversely affected.

               HydroGen relies on trade secret and similar means to protect much of its intellectual property which may not prove to be effective, with the effect of an impairment in our rights. HydroGen relies on trade secret law, confidentiality agreements and physical security such as restricted access to protect much of its intellectual property. These means of protection may not be effective with the consequence that others may obtain knowledge of our intellectual property. To protect its rights that others learn illegally may require HydroGen to expend time and financial resources pursuing court actions. These actions are typically expensive and are not always conclusive in favor of the claimant. In addition, though HydroGen believes doing so would be difficult, it may be possible for third parties to reverse engineer its fuel cells through inspection and testing. Finally, it is possible that third party patents may exist on which HydroGen's technology may infringe. HydroGen's financial condition may be impaired in any such events, and it may lose its competitive position as a result.

               HydroGen has no experience manufacturing fuel cell power plants on a commercial basis. HydroGen has no experience designing and manufacturing fuel cell power plants on a commercial basis. HydroGen does not know whether or when it will be able to develop efficient, low-cost manufacturing capability and processes that will enable its to meet the production standards or production volumes necessary to successfully market its products. Even if HydroGen is successful in developing its manufacturing capability and processes, it does not know whether it will do so in time to meet its product commercialization schedule. Therefore, investors may lose the opportunity to profit from the development of HydroGen technology and business plan.

               Utility companies could place barriers on HydroGen's entry into the marketplace. Electric utilities commonly charge fees to industrial customers for disconnecting from the grid, for using less electricity, or for having the capacity to use power from the grid for back-up purposes. The imposition of such fees could increase the cost to customers using our systems and could reduce the desirability of our systems, thereby harming our potential for successful marketing and therefor revenues or profitability.

               Alternatives to HydroGen technology could render its systems obsolete prior to commercialization. HydroGen's fuel cell power plants are one of a number of alternative energy products being developed today as supplements to the electric grid that have potential industrial applications, including microturbines, solar, wind, and other types of fuel cell technologies and advanced reciprocating engines. Technological advances in alternative energy products, improvements in reciprocating engine/generator sets, and other fuel cell technologies may render HydroGen's systems obsolete, therefore causing a diminished value of an investment in the company.

               HydroGen may be unable to sell and deliver or operate fuel cell power plants. HydroGen's success will depend on its ability to sell and deliver fuel cell power plants. Although there is some interest indicted in its potential fuel cell power plants, no contracts for the sale and delivery of PAFC stocks have been executed to date. Factors that could adversely affect HydroGen's ability to sell and deliver fuel cells include increased competition, increased consolidation in the energy industry (which would reduce HydroGen's base of potential customers) and unexpected technological obsolescence of HydroGen's air-cooled phosphoric acid fuel cell technology. Another reason for not being able to deliver the fuel cell power plants is the technological risk with all of the risks associated with new applications of technology. The inability of HydroGen to effectively sell and deliver fuel cell power plants, or to get the first few plants operational, would have a material adverse effect on HydroGen's business, financial condition and results of operations.

               HydroGen may be unable to obtain the necessary governmental approvals, authorizations, permits, licenses, and rights-of-way to sell, deliver and / or operate fuel cell power plants. The development, sales, and delivery of fuel cell power plants will depend on, among other things, HydroGen's ability to secure and maintain regional governmental approvals, authorizations, permits and licenses. In certain jurisdictions, other legal requirements may delay, stop or impede the sales, delivery and / or operation of fuel cell power plants. There can be no assurance that HydroGen, its customers, or its contractors will successfully obtain required approvals, authorizations, permits and licenses or enter into necessary agreements, as the case may be. If HydroGen or any contractor fails to secure or maintain any necessary approvals, authorizations, permits or licenses, or faces delays in respect thereof, HydroGen may be unable to commence or complete any proposed fuel cell projects, which could materially and adversely affect HydroGen's business, financial condition and results of operations.

               HydroGen may not be able to implement the business plan as planned, on time and within budget. HydroGen's ability to achieve its strategic objectives will depend in large part upon the successful, timely, and cost-effective completion of the business plan. The fuel cell projects will be offered and developed in various states, and the success of these projects will rely on contracted construction companies and subcontractors in these states. In addition to HydroGen's obtaining and maintaining applicable governmental approvals, authorizations, permits and licenses the successful execution of the business plan is dependent upon a variety of factors, uncertainties and contingencies, many of which are beyond HydroGen's control, such as power plant construction risks, subcontractor risks, and regulatory risks.

               HydroGen is subject to competition, which could reduce demand for air-cooled phosphoric acid fuel cell power plants. HydroGen's success depends on its ability to compete with other energy systems providers. HydroGen is likely to face competition from existing energy systems providers, including combustion power generation manufacturers and renewable energy developers, who may decide to sell to the same customers and / or to build expansions of their own power generating portfolio, and from equipment manufacturers and local contractors who typically build energy systems upon a customer's request and may decide to build excess power generating capacity which would compete with the fuel cell power plants built by HydroGen. Further, national and regional energy utility providers that have established transmission and distribution networks throughout their home countries and / or territories may decide to enter the power plant supply industry, therewith creating more competitors on the market. Due to the highly competitive nature of the American, European and international energy industries, new companies may emerge in the future offering services and products similar to HydroGen's. Management believes that the liberalization of the energy market is likely to attract more competitors, such as companies offering traditional technology products like combustion turbines, internal combustion engines and others, but also companies offering renewable energy technologies such as wind and solar plants, as well as biogas / biomass applications, and including other fuel cell companies offering other fuel cell types to the market, such as molten carbonate fuel cells, or solid oxide fuel cells. This intensifying competition could reduce the demand for the use of HydroGen's fuel cell power plants.

               HydroGen will be competing with a new technology which if not accepted by the marketplace will impede its ability to sell fuel cells and jeopardizes its business plan. There can be no assurance that fuel cells will become the preferred technology for power production in the near future. New technologies may emerge, that may become more widely used than fuel cells, particularly in view of the now rapid pace of technological development in the energy industry generally. If fuel cells do not become the preferred technology for the production of distributed, as well as premium power, there will be substantially less demand for the fuel cell power plants, which will in turn have a material adverse effect on HydroGen's business, financial condition and results of operations.

               HydroGen's operations are subject to risks posed by governmental regulation. As a company operating in the energy systems industry in various countries, HydroGen is or will be subject to varying degrees of regulation in each of the jurisdictions in which it operates. There can be no assurance that regulatory, judicial and legislative changes will not have a material adverse effect on HydroGen. For example, regulators may raise material issues with regard to HydroGen's compliance or non-compliance with applicable regulations or judicial decisions may impact on HydroGen's operations, each of which could have a material adverse effect on HydroGen's business, financial condition and results of operations.

               Fuel cells are a new technology, and government regulation involving the use of fuel cells is evolving. Currently, power generated by fuel cells is regulated in much the same manner as are other sources of power generation. Large scale power generation in the multi-megawatt range, which is the target market for HydroGen, is generally subject to the scrutiny of either the Federal Energy Regulatory Commission, if it affects inter-state commerce or state public service commissions if the market is wholly intrastate. While the regulatory law promulgated by these agencies will not regulate the manufacturing of fuel cells by HydroGen, such laws may affect the market for fuel cells. Currently, State and Federal government agencies are pre-disposed to provide regulatory law favorable to the commercial deployment of fuel cells. However, there is risk that government agencies will adopt regulatory law unfavorable to fuel cell commercialization. Similarly, while government agencies are also predisposed to adopt codes and regulations that enable hydrogen manufacturing, transportation and storage for use in fuel cells, there is risks that such codes and regulations could be adopted that adversely affect the fuel cell market. Further, laws creating economic incentives to produce clean power tend to favor the fuel cell market. It is difficult to assess with certainty the likelihood that government will legislate more or less such laws.

               HydroGen may have difficulty in obtaining supplies which could affect its ability to produce sellable products. HydroGen may be unable to obtain an adequate supply of materials or components to complete the fuel cell power plants. Certain components may not be widely available. A failure of any supplier to deliver the necessary materials and / or components to HydroGen on schedule or at all could delay or interrupt the construction of the fuel cell power plants. From time to time, there may be high demand in the market for some materials or components relative to the supply capacity, which could impede the ability of HydroGen to obtain the quantity of those materials and / or components it needs. Any delay in obtaining an adequate supply of materials and / or components could lead to construction delays and additional costs and could have a material adverse effect on HydroGen's business, financial condition and results of operations.

               The fuel cell power plants could fail or be disrupted due to technological factors or external damage or could deteriorate more quickly than expected. The success of the fuel cell power plants will depend in part on HydroGen's ability to protect the plants, and their materials and/or components from external damage. There can be no assurance that the availability of the fuel cell power plants to customers will not be disrupted due to external damage caused by construction work or by events such as fires, earthquakes, floods, power losses and similar accidents or disasters. Any prolonged difficulty in accessing the fuel cell power plants could threaten HydroGen's relationship with its customers and have a material adverse effect on HydroGen's business, financial condition and results of operations. HydroGen cannot guarantee the actual useful life of any part of the fuel cell power plants. Additionally, although HydroGen customers may realize a recovery value of the component parts of the fuel cell stacks that will defer from the cost of the replacement stacks, HydroGen cannot warrant the recovery values attained, if any. Preventive maintenance programs and standard procedures will be in place, to minimize adverse consequences, due to faulty operational conditions of the fuel cell plants for HydroGen, and for its contractors and customers. A number of factors will affect the useful life of the fuel cell power plants, including, among other issues, quality of hydrogen, quality of construction, or unexpected deterioration. Failure of any part of the fuel cell power plants to operate for its full design life could have a material adverse effect on HydroGen's business, financial condition and results of operations.

               HydroGen's success depends on its ability to hire and retain key personnel. HydroGen's future success depends on the skills, experience and efforts of its officers and key technical and sales employees. Its management has significant experience in the energy and the construction industries, and the loss of any one of them could materially and adversely affect HydroGen's ability to execute its business strategy. HydroGen's success also depends on its ability to attract, train and retain qualified engineering, technical, and sales personnel. Competition for personnel in these areas is intense and HydroGen may not be able to hire or retain the required personnel. Moreover, HydroGen may not be able to hire some of the former Westinghouse design and manufacturing engineers previously employed at the Westinghouse production facility and who played an integral role in the fuel cell development program during the late eighties and early nineties. These people are considered important to HydroGen, with tasks including: production, design development, training, and technology transfer to new workers and strategic partners. A failure to do so could have a material adverse effect on HydroGen's business, financial condition and results of operations. HydroGen does not maintain key man insurance on any of its management or employees.

               HydroGen  may be unable to manage  its growth  effectively.  As a result of HydroGen's expected growth and expansion, significant demands have been, and will continue to be, placed on HydroGen's management, operational and financial resources and systems and controls. In order to manage growth effectively, HydroGen must continue to develop its operational and financial systems and controls, expand through the acquisition and utilization of additional facilities, hire, train, and manage a qualified employee base. Inaccuracies in HydroGen's forecasts of market demand could result in insufficient or excessive capacity/facilities and disproportionate fixed expenses for its operations. There can be no assurance that HydroGen will be able to develop the fuel cell power plants as planned or expand at the rate anticipated in accordance with its business plan. As HydroGen proceeds with its business development and expansion, there will be increased demands on HydroGen's customer support, sales and marketing and administrative resources. There can be no assurance that HydroGen's engineering, production, operations, and financial control systems will continue to be adequate to maintain and effectively manage growth. Failure to continue to upgrade the administrative, operating and financial control systems or the emergence of unexpected expansion difficulties could materially and adversely affect HydroGen's business, financial condition and results of operations. Managing operations in multiple jurisdictions may place further strain on HydroGen's ability to manage its overall growth.

               Anticipated growth in demand for energy systems capacity may not occur. HydroGen's primary customers will be operators of the fuel cell power plants for their power (and often co-generated heat) needs. To the extent local and regional demand for power generating capacity does not exceed the capacity of the current energy market suppliers, or technological advances increase the capacity of existing power generating equipment, HydroGen's potential customers may not have a need for additional power generating capacity. Any significant decline in the local and regional demand for power generating capacity or downturn in the energy industry could result in unsold capacity of fuel cell power plants and hence lower revenues. If growth in the demand for power generating capacity for any of these, or other, reasons is less than that expected by HydroGen, there will be less demand for the fuel cell power plants, which would have a material adverse effect on HydroGen's business, financial condition and results of operations.

               It is possible that there are claims of which Chiste is unaware that may come to light in the future and cost the company considerable time, effort and expense to resolve. Although Chiste has not been operational for over two years prior to the acquisition of HydroGen, it is possible that a claim, whether colorable or not, may be asserted against Chiste in the future. There can be no assurance given that some person will not devise a claim and attempt to assert it against Chiste in the hopes of obtaining some monetary benefit. To resolve such a claim, including payment, may cost the post-transaction company considerable time, effort and expense. Any of these may impair management's implementation of the business plan concerning the company with the consequence of a loss of opportunity.

               The outstanding Preferred Shares issued in the exchange transaction and the common stock underlying such Preferred Shares will be "restricted securities" and may not be resold unless they are registered under the Securities Act or an exemption from registration is available. The Preferred Shares is, and the common stock underlying the Preferred Shares will be, "restricted securities" as such term is defined in Rule 144 under the Securities Act. Accordingly, they may not be resold unless they are registered under the Securities Act and applicable state securities laws or unless exemptions from such registration requirements are available. Any such exemption must be established to Chiste's satisfaction. Certain holders of the Preferred Shares and its underlying common stock have registration rights, and Chiste has agreed to file a registration statement to register the common stock underlying the Preferred Shares in the near future. However, even if a registration statement is filed with the SEC, there is no guarantee that the SEC will permit such registration to become effective or that it will be effective when a holder of common stock underlying the Preferred Shares elects to sell the shares of common stock. Any inability to sell may affect the ultimate realizable value of the common stock.

               Chiste's common stock has not been actively traded on a public market. For a number of years Chiste's common stock has traded only on a limited basis. Therefore, it is not certain whether investor interest in Chiste's common stock will be sufficient to create or sustain an active public trading market. If an active public trading market for shares of Chiste's common stock does not develop, investors and the other recipients of the common stock underlying the Preferred Shares issued in the exchange transaction may have limited liquidity and may be forced to hold their shares for an indefinite period of time.

               The value of Chiste's common stock after the exchange transaction may be lower than it was at the time the exchange ratio was established and the price of the private placement securities was determined. Recently, the stock market has experienced significant price and volume fluctuations. If Chiste's common stock declines due to these fluctuations, Chiste could be subject to securities class action litigation, similar to that which has been brought against companies following periods of volatility in the market price of their common stock. Litigation could result in substantial costs and could divert Chiste's resources and senior management team's attention. This could harm Chiste's financial condition and operating results.

               The public sale of Chiste's common stock by existing stockholders could adversely affect the price of Chiste's common stock. Future sales of substantial amounts of Chiste's common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of Chiste's common stock and could impair Chiste's ability to raise equity capital in the future. Currently, assuming that the proposed 1 for 25 reverse split will be approved and implemented, there will be approximately 7,789,943 shares of common stock outstanding. Such number of shares, many of which will be registered for re-sale, may have an adverse impact on the market for the common stock. In addition, such number of shares available for sale or actually sold from time to time, may depress the market price of the common stock. It can be expected that if the price increases, stockholders with a lower basis will attempt to sell their common stock.

                       MANAGEMENTS DISCUSSION AND ANALYSIS
                       OF OPERATIONS OR PLAN OF OPERATIONS

General

               HydroGen in the development stage and is expected to remain so for at least the next several quarters. HydroGen's business plan calls for it to design, manufacture and sell 6-30MW turn-key power plants, based on a standardized 2MW power island consisting of five of HydroGen's 400kW modules. Additionally, HydroGen plans to attempt to generate recurring revenues from the sale of operations and maintenance services, and ongoing lease revenues for the 400kW modules, which must be replaced after approximately 40,000 hours of operation.

               HydroGen expects to enter the market at a cost of approximately $3,000/kW installed for a first article plant of approximately 4-8MW. Management expects its production costs in the future will fall below $1,000/kW once its PAFC modules are produced in an accelerated manufacturing facility with a capacity of 25MW per annum or greater. These costs compare favorably with its manufacturing competition of water cooled PAFCs, MCFCs, and SOFCs.

Business Plan

               HydroGen's business plan is divided into three stages: market entry, cost reduction, and growth. Management anticipates that the market entry stage will last for approximately the next 15 months through 2006. During this period, HydroGen will focus its efforts on the following activities:

               1. Ramp up fuel cell manufacturing operations to achieve 2MW per year production capacity. HydroGen will invest approximately $1.5-2 million to ramp up its manufacturing facilities to achieve initial pilot production capacity of 2MW (five 400kW modules) per annum. These funds will be used to acquire certain additional production equipment, to implement certain facilities upgrades and to prepare and train a new team of production staff in the fuel cell production processes. Management estimates that it will take approximately 10-12 months to achieve production capacity at this initial level.

               2. Manufacture 400kW modules. HydroGen intends to produce up to three (3) 400kW air-cooled phosphoric acid fuel cell modules in our manufacturing facilities over the next 12-15 months. The modules will be tested at our facilities, and then delivered to customer demonstration sites in the field. Management believes that approximately two-thirds of the cost of production will be spent on materials and supplies for the fuel cell modules, including raw materials required to manufacture graphite plates, electrodes, and other components of the fuel cells, and approximately one-third of the production costs will be spent on labor to manufacture the modules, including salaries and benefits and manufacturing overhead allocations. Management has allocated $2 to $3.5 million to the manufacturing activities.

               3. Product and technology testing and validation. HydroGen intends to construct and operate test facilities at our manufacturing facilities. Management has allocated $1.5 to $2 million to the product and technology testing and validation activities. The test facilities will include:

                             (a) 400kW module test  facility,  to test  finished
product at full rated capacity prior to field delivery.

                             (b) 10-cell stack test facility, to validate design
and material changes to the fuel cells as a final step before incorporating such changes into the full 400kW module.

                             (c) 2"x2"  small scale test  facility,  to test new
electrode materials prior to selection for 10-cell stack testing and validation.

               4. Finish 2MW power plant design and initiate accelerated manufacturing development. HydroGen intends to invest approximately $400,000 to complete the design, component selection, and full costing of the standard 2 megawatt (MW) power plant product. HydroGen also intends to invest approximately $1,000,000 to initiate development activities necessary to achieve targeted fuel cell production capacity of 25MW/year scheduled for 2008 and 100MW/year scheduled for 2009 under the current business plan. The accelerated manufacturing development program consists of a staged series of projects to implement design and material changes to the technology, develop and implement automated manufacturing processes, and collaborate with outsource suppliers of key components of the fuel cells. HydroGen will also seek financing in the form of grants from state and/or federal government sources for some aspects of this phase of the business plan.

               5. Sales and marketing. The initial sales goal is to achieve orders for full-scale commercial fuel cell power plants in the range of 25-50 MW aggregate capacity, and for a series of initial 400kW commercial demonstration power plants. A principal purpose of the commercial demonstration power plants is to obtain a successful validation and performance history for the core 400 kW module on which the 2MW standard commercial product is based. To achieve its sales and marketing objectives, HydroGen has initiated discussions with several large generators of by-product hydrogen who have expressed interest in acquiring fuel cell power plants, and management believes that it could conclude agreements with one or more of these entities within the next 12 months. HydroGen management believes that it is in a position to conclude demonstration agreements with hosts for the 400kW commercial demonstration plants within the next three to six months.

               Sales and marketing will take place concurrently with the previously described phases of the business plan during the development stage. Marketing the kind of disruptive product that the company offers involves a multifaceted decision process, and it typically takes multiple contacts and a substantial customer educative endeavor to achieve firm commitments and orders.

               Once HydroGen has achieved the objectives of its market entry stage, it will enter the cost reduction stage of the business plan. This stage is expected to last for approximately eight quarters, currently estimated to be through the end of 2008. Management estimates that approximately $20-30 million in additional equity or other capital will be required to execute this phase of the business plan. The principal goals of this stage of development will be to:

               1.  Complete   automated  design  and  process   development  for
accelerated manufacturing.

               2. Construct an accelerated manufacturing facility capable of producing 25MW/year of fuel cell modules by the end of 2008, and reduce module production cost through high volume manufacturing and assembly.

               3. Manufacture and deliver to customers the first 10-20MW of commercial fuel cell power plants.

               4. Achieve positive net cash flow from operations between 2007-2008.

               After successful completion of the objectives of the cost reduction phase of the business plan, HydroGen plans to expand the automated production facility to 100MW/year capacity or greater, launch a worldwide sales and marketing effort, expand production capacity further by investing in a European or Asian manufacturing facility, and further driving down costs through maturation of our outsourcing activities.

Financing Activities

               Since inception, HydroGen has been financed by working capital loans provided by Fuel Cell Corporation of America ("FCA"), the predecessor owner of the HydroGen's intellectual property assets and a significant shareholder of the Company. At March 31, 2005, these loans had an aggregate balance of $267,360, and were evidenced by promissory notes. Additionally, FCA provided an interest free line of credit to HydroGen of $350,000, all of which was borrowed and was also outstanding at March 31, 2004. FCA agreed that, upon repayment of the $350,000 non-interest bearing note, it would forgive the principal balance of the interest-bearing loans by $150,000. These loans, plus accrued interest, are payable upon the occurrence of certain events, but in no case later than July 31, 2005. HydroGen paid the $350,000 plus accrued interest in full satisfaction of amounts owed to FCA out of the proceeds of the offerings completed in connection with the Exchange Agreement.

               During late 2004 and early 2005, HydroGen sold in a private placement $2 million of bridge units, each unit consisting of a $10,000 convertible note and .045 membership unit. The bridge notes were due on the earlier of June 30, 2005, or earlier upon the occurrence of certain events. The bridge notes were initially convertible into an additional .045 membership unit, at an effective conversion price of $220,772. However, to encourage the conversion of these notes, the conversion price was lowered to $125,000 per membership unit, the same terms being offered to investors in HydroGen's private placement completed in connection with the Exchange Agreement. Holders of all $2,000,000 of convertible notes elected to convert the principal amount of their notes as part of the private placement into 16.0 membership units in HydroGen, which membership units were immediately exchanged for 60,446 Preferred Shares of Chiste.

               On May 13, 2005, Chiste Corporation, a Nevada corporation ("Chiste"), entered into an Exchange Agreement ("Exchange Agreement") with HydroGen, LLC, an Ohio limited liability company ("HydroGen"), certain members of HydroGen representing approximately 69.7% of the outstanding membership interests, and Keating Reverse Merger Fund, LLC ("KRM Fund"). The closing of the transactions contemplated by the Exchange Agreement (the "Closing") occurred on July 7, 2005. At the Closing, pursuant to the terms of the Exchange Agreement, Chiste acquired all of the outstanding membership interests of HydroGen (the "Interests") from all the HydroGen members, and the HydroGen members contributed all of their Interests to Chiste. All the HydroGen members either executed or joined the Exchange Agreement prior to the Closing, including persons investing in membership units as part of a private placement by HydroGen. The completion of the HydroGen private placement of membership units for a minimum gross proceeds of $5,000,000 and a maximum of $10,000,000 was a condition to the Closing. HydroGen raised $6,536,283 in gross proceeds from the private placement, and the holders of $2,000,000 of notes converted the principal amount of their notes into membership units in the private placement. In the exchange transaction, Chiste issued to the HydroGen members, including the new investors and converting note holders, an aggregate of 742,255 shares of Series B Convertible Preferred Shares, par value $0.001 per share ("Preferred Shares"), which will be convertible into shares of Chiste's common stock. In addition, immediately following the closing of the exchange transaction, Chiste sold to several institutional investors, 211,569 Preferred Shares for an aggregate purchase price of $7,000,000. At the Closing, HydroGen became a wholly-owned subsidiary of Chiste and will continue as the principal operating company.

               HydroGen intends to use the proceeds of this offering to ramp up its manufacturing facility, manufacture 400kw modules, test and validate HydroGen's product and technology, complete power plant design work, commence development work for an accelerated manufacturing facility, repay the working capital loans discussed above and for other general corporate purposes. Management estimates that the proceeds from this financing transaction will provide HydroGen with adequate capital resources for at least the next 12 months.

Results of Operations

Comparison of Quarters Ended March 31, 2005 and 2004

               The following table sets forth certain of HydroGen's operating data for the three month periods ending March 31, 2005 and 2004:

                                                                         Increase
                                  March 31, 2005     March 31, 2004      (Decrease)
                                  ---------------   ---------------   ---------------
      Research & development      $       155,000   $        21,000   $       134,000
      Payroll and related costs           181,000            20,000           161,000
      Travel & entertainment               85,000            15,000            70,000
      Other                               220,913           124,210            96,703
                     Totals       $       641,913   $       180,210   $       461,703


               Historically, HydroGen has financed its operations through working capital loans from FCA and equity based compensation. In May, 2004, HydroGen received a $350,000 working capital loan from FCA and, as described above, in late 2004 and early 2005, raised $2 million in a private placement of bridge units.

               Subsequent to receiving the $350,000 working capital loan, HydroGen began to ramp up its manufacturing and development activities, and this was further accelerated with the sale of its bridge units. As such, additional staff and consultants were hired to support this effort. Due to this increased level of activity, research and development expenses for the three months ended March 31, 2005, significantly increased over levels expended in the three months ended March 31, 2004.

               At the same time, HydroGen hired additional management and administrative staff. Also, existing members of management began to receive compensation on a regular basis. Because of this, executive and administrative payroll and related expenses increased in the first quarter of 2005 versus 2004.

               The increase in travel and entertainment in the first quarter of 2005 versus 2004 relates primarily to expenses incurred in marketing HydroGen's private placement to investors, as well to an increase in commercial sales calls.

               Other expenses, including professional fees, plant expenses, consulting fees, etc., increased in the first quarter of 2005 versus 2004 for the same reasons described above.

Comparison of Years Ended December 31, 2004 and 2003

               Revenue in 2004 decreased to $767 from $40,765 in 2003. HydroGen's only source of revenue in these periods was from a research contract with a nonprofit government sponsored agency. This contract was completed and did not repeat in 2004.

               The following table sets forth certain of HydroGen's operating data for the years ended December 31, 2004 and 2003:

                                                                         Increase
                                December 31, 2004  December 31, 2004    (Decrease)
                                  ---------------   ---------------   ---------------
      Research & development      $       248,000   $        20,000   $       228,000
      Payroll and related costs           613,000                --           613,000
      Professional fees                   639,000             6,000           633,000
      Travel & entertainment               97,000            81,000            16,000
      Other                                42,462            84,881           (42,419)
                     Totals       $     1,639,462   $       191,881   $     1,447,581

               The increase in research and development expenses was due to the ramp up in HydroGen's manufacturing and development activities in 2004. Most of these expenses relate to additional staff and consultants hired in 2004 to support these efforts.

               HydroGen did not compensate its management team in 2003, and had no administrative support personnel on staff. In 2004, HydroGen, with the receipt of the working capital loan and private placement of bridge units described above, began to pay its management team and added additional personnel to support it's commercialization and financing efforts. Additionally, HydroGen granted certain personnel membership units in lieu of cash compensation and recognized approximately $318,000 in compensation expense in 2004 related to these grants.

               The increase in professional fees in 2004 versus 2003 relates primarily to the legal, accounting and consulting fees incurred in HydroGen's financing efforts and commercialization activities. The expense in 2004 includes a grant of membership units to a financial consultant, and HydroGen recognized approximately $321,000 in expense related to this grant.

               The increase in travel and entertainment expenses in 2004 versus 2003 was primarily due to travel by new personnel and consultants hired in 2004.

                              BUSINESS OF HYDROGEN

               HydroGen was organized to design, manufacture, market and distribute fuel cells and energy systems using phosphoric acid fuel cells.
HydroGen owns certain technology, proprietary rights, and manufacturing assets for the production of 400 kW, air-cooled phosphoric acid fuel cell modules
(PAFC).

Market Opportunity for Fuel Cells

               HydroGen   believes  it  is  uniquely   positioned  to  become  a
competitive player in the growing distributed generation market for electricity and in the movement towards hydrogen-based energy.

               Demand for electricity in the U.S. continues to grow steadily. According to McKinsey & Co. data, summer peak consumption increased by 96,000 megawatts (MW) from 1994-1999, while new generating capacity increased only 15,000MW. The Energy Information Administration (EIA) reports that electricity demand (kilowatt-hours consumed) was more than 28% higher in 2000 than it was in 1990. The EIA estimates that by 2020, 393,000MW of generation capacity will be needed to meet growing demand and to offset retirements of plants currently on line. This translates to a required increase of 50.5% in total generating capacity over the next 20 years.

               Distributed generation is the decentralized, on-site generation and delivery of power at scales typically less than 30 MW. For the past 100 years, most commercial electricity has been generated in large centralized power plants and transmitted, often across great distances, to residential, commercial, and industrial end-users. Now, due to several interacting factors, demand is growing for on-site power generation equipment that generates little pollution. Distributed generation represents a disruptive shift in the electric power industry and, therefore, a major growth opportunity for innovative energy service companies and equipment manufacturers. The current factors driving demand for distributed generation include:

      o Evolving local, regional, national, and international environmental standards, which are making it increasingly difficult to permit and finance heavy-emitting, large centralized power plants;

      o     Inadequacy and expense of the existing electric power infrastructure
            (grid) to keep pace with soaring demand for high-quality, reliable power;

      o Inefficiencies and costs associated with transmitting power from the point of generation to the ultimate consumer;

      o Increasing volatility in energy prices; o Growing concern over the national security implications of centralized models of power generation;

      o Technological advancements in small-scale power generating equipment with greater efficiencies, environmental advantages, and lower costs; and

      o     Liberalization,   including  deregulation,  of  the  electric  power
            industry, exposing the industry to competitive pressures associated with a free market.

               The deregulation of the United States electric power industry has created a business opportunity for emerging companies to provide differentiated power generation, information technology, and customer service solutions. Management believes that the greatest opportunity within the restructuring electric power industry lies in small-scale power equipment such as microturbines and fuel cells that are located at the site of the end user.

               The Department of Energy estimates that by 2010, 20% of new generating capacity will come in the form of distributed generation. The DOE also estimates that by 2020, 23% of industrial electric demand will be met by distributed generation. The distributed generation market already is experiencing growth. For example, worldwide orders for natural gas turbines and diesel generators between 1-7 MW increased four-fold in the past decade. Worldwide orders for combustion turbines in the 6-30MW class totaled 2,000MW from June 2001-May 2002, and were 4,900MW for the same period from 2000-2001 (source: 2002 Engine Order Survey, Diesel and Gas Worldwide).

               Distributed Generation

               Distributed generation systems provide significant benefits to two distinct customer segments. The first is end users of electricity, to which this technology provide a wide range of solutions. One of the benefits of distributed generation systems is that they deliver high quality, reliable power, shielding end users from common problems associated with the electricity grid such as sags, surges, and power interruptions. Distributed generation technologies  also  have the  potential  to  generate  power  at a high  rate of efficiency, creating cost saving and arbitrage opportunities with the electricity grid. Another benefit of modern distributed generation systems, particularly fuel cells, is low or near-zero emissions, with significantly better overall environmental performance than existing power generation technologies. These environmental benefits translate into economic benefits to the owner of the generating equipment, through avoided costs of air emissions permits and penalties for exceeding pollution limits. An additional, desirable by-product of distributed generation technologies is heat, which can be used in cogeneration applications to satisfy the thermal demands of the end user's home or facility. Finally, modular distributed generation technologies are available in a wide range of power outputs, from sub-kilowatt to several megawatts,
enabling   end  users  to  tailor   generation   solutions  to  their  own  load
requirements.

               The second customer segment is energy companies, including power utilities, independent power producers, and electricity distribution companies. To these customers, distributed generation systems can delay or eliminate large capital expenditures to build new centralized power plants, reduce significantly the amount of time it takes to bring new capacity on-line, enhance and support congested areas of the electricity grid, level load curves, provide enhanced customer service, and improve environmental performance. Losses associated with transmission and distribution, particularly when coupled with inefficient central generating plants, can also be enormous. Distributed generation is able to largely eliminate the need for building new transmission and distribution lines and new substations, each of which is very costly to permit and build and reduce losses from these aspects of delivering electricity.

               Fuel Cells within the Distributed Generation Segment

               Within the distributed generation segment of the electricity industry, fuel cells have the widest range of potential applications and the greatest overall market promise. A fuel cell may be thought of as a continuous battery, providing electricity through an electrochemical reaction without combustion or moving parts. Fuel cells can be operated as long as they are supplied with fuel for the electrochemical reaction.

               In the process of a hydrogen fueled cell, hydrogen gas is supplied as fuel at the anode (negatively charged plate), where it is stripped of its electrons with the aid of a catalyst. The hydrogen ions pass through a membrane, typically an electrolyte fluid, and react with oxygen and the electrons (which traverse a circuit connecting anode and cathode) at the cathode (positively charged plate). The products are electricity, heat, and water. A fuel cell can be viewed as an efficient, combustion-less, virtually pollution-free power source that runs almost silently, and has few moving parts, capable of being sited in diverse locations, such as downtown urban areas or in remote regions.

               There are five major types of fuel cell technology, differing primarily by the type of electrolyte that is used and the associated operating temperature. These include: phosphoric acid fuel cells (PAFC), proton exchange membrane (PEM) fuel cells, alkaline fuel cells (AFC), molten carbonate fuel cells (MCFC), and solid oxide fuel cells (SOFC). The table below summarizes the fuel cell types and their commercialization status.

---------------------  -----------------  ------------------------------------  ---------------------------------------------------
                          Operating
      Type              Temp ((degree)C)            Status                                   Remark
---------------------  -----------------  ------------------------------------  ---------------------------------------------------
PAFC                   180 - 220          Market entry                          Over 350 systems delivered
---------------------  -----------------  ------------------------------------  ---------------------------------------------------
PEM                    70 - 80            Semi-commercial prototypes
                                          in demonstration                      Mainly transportation applications
---------------------  -----------------  ------------------------------------  ---------------------------------------------------
AFC                    80 - 100           Commercial                            Selected applications only, e.g., space
---------------------  -----------------  ------------------------------------  ---------------------------------------------------
MCFC                   600 - 700          Commercial prototype demonstrations   Complicated systems have long learning curve
---------------------  -----------------  ------------------------------------  ---------------------------------------------------
SOFC                   800 - 1000         Advanced prototyes (tubular);
                                          Initial demonstrations                100-300 kW tubular system tested successfully;
                                          (planar)                              1-10kW planar system under development
---------------------  -----------------  ------------------------------------  ---------------------------------------------------

               The lightweight and low operating temperature of PEM fuel cells, along with their cost and design advantages over AFC technology, make them ideally suited to provide power for transportation, residential, and portable applications. PAFC, MCFC and SOFC technologies are generally designed for larger, stationary applications. The relatively high operating temperatures of these technologies enable cogeneration at commercial and industrial facilities with concurrent thermal and electric loads, with the potential to create substantial energy savings.

               In contrast to the anticipated emergence of MCFC and SOFC systems in the coming decade, PAFC systems are commercially available today. MCFC and SOFC commercial demonstration units have been deployed, but management believes that the installed cost of these fuel cell systems is currently over $10,000/kW. Over 250 PAFC systems have been delivered since the mid-1990s. While the commercial availability and impressive performance of these PAFC systems has validated the technology, the current installed cost of nearly $5,000/kW prohibits full commercialization of fuel cell technology for stationary applications. HydroGen believes that it will be able to produce its fuel cell systems at prices considerably lower than these competitors, enabling fuel cells to enter the market as a commercially viable product.

               HydroGen plans to target the existing hydrogen  infrastructure of the United States for market entry and early growth, in applications where no hydrogen plant is required. Such applications include chemical production facilities where hydrogen is produced as a byproduct, for example in the chlor-alkali industry. In the United States, this industry produces approximately 10 million tons of chlorine annually and demands 2,500 MW of generating capacity. The electrolysis of brine generates chlorine and hydrogen on a mole-to-mole basis, providing sufficient hydrogen to generate approximately 20% of the base load requirements of a typical plant. HydroGen's PAFC modules operate at an electrical efficiency of approximately 43% running on high-purity hydrogen. If its PAFC modules were able to capture 10% of this market (250 MW) at a sales price of $1,500/kW, the market size in the United States alone would be $375 million.

               As we enter the market through the "hydrogen available" segment, HydroGen also expects to target the distributed generation market for utilities and commercial/industrial facilities in the 6-30MW market class, where annual demand is greater than 2GW. To the extent that HydroGen gains market penetration and achieves high-volume production, it will then target larger-scale applications up to 50MW, with an addressable market size of 10GW annually.

               Potential Applications for Commercial and Industrial End Users

               HydroGen's  initial  target  installations  are  locations  where existing hydrogen infrastructure is available, power prices are high, air quality is poor, and the grid is weak or strained. HydroGen plans to either sell its systems directly to industrial end-users located near the hydrogen infrastructure or to own and operate the systems itself and sell electric power and steam to nearby customers.

               The most promising initial customer prospects/project locations include:

      o     Chlor-alkali facilities;

      o Merchant hydrogen producers or pipeline operators with over capacity or under utilization;

      o     Coke production facilities;

      o     Ammonia producers;

      o     Refineries;

      o     Commercial facilities located close to hydrogen pipelines; and

      o     Desalination plants

               The use of HydroGen fuel cell systems for these industrial customers should provide the following benefits:

      o     High quality and reliability for power sensitive operations;

      o Cogeneration opportunities that could double the overall system efficiency and save money through use of existing hydrogen streams and with standard hydrogen plants;

      o Sell excess electricity to the electric power grid, reducing energy bills and potentially introducing a previously-unrealized revenue stream; o Enhanced environmental performance and public image by generating and consuming environmentally clean power and renewable power in the case of landfill gas-derived hydrogen; and

      o Whole-system efficiency and insulation from electricity and gas price volatility in which integrated fuel cell cogeneration units provide base load power for operations in low-margin industries.

               Energy companies offering distributed generation products and services, such as utilities and independent power producers, are also attractive customers for HydroGen. These customers can benefit from the advantages of large-scale cogeneration noted above, by owning fuel cell systems, situating the systems at end-use facilities, and selling power and heat to the end-customer. Utilities can capture some of the benefits of on-site generation and still pass the remaining benefits on to their end-customers.

               Utility and independent power producer customers also benefit by additional benefits of on-site fuel cell power systems, including:

      o Grid support and capacity expansion by bringing capacity on-line faster and cheaper than possible with centralized power plants;

      o Satisfy state-mandated restructuring standards that require utilities to derive an increasing percentage of their overall energy portfolio from fuel cells and other environmentally clean energy technologies;

      o     Differentiation  from  other  energy  service  companies  and retain revenues that may otherwise be lost on the basis of using environmentally better sourced power such as landfill and wastewater treatment plant gas, qualifying such systems as renewable energy;

      o Streamlined local permitting process and avoided costs of NOx, SOx emission permits; and

      o     Reduced dependence on foreign oil and exposure to price volatility.

               Two benefits to utility and independent power producer customers warrant further discussion: the influence of the fuel cell system on the transmission and distribution networks, and the effect on load leveling of the power purchase prices of power distribution companies.

               Transmission and distribution networks are often old, less reliable, and in many places of insufficient capacity. New industrial, commercial and residential areas, where more power is needed than was originally planned, turn out to be bottlenecks in the grid. New permissions to extend the above-ground networks take time, if they are at all granted, and subsurface lines cost about 10 times more per mile than the above-ground lines. As more and more people in the world move to urban areas, this described problem will further increase over time. Distributed generation, with power-stabilizing fuel cells, can strengthen the existing grid, and avoid extension of the transmission and distribution networks. This can provide significant, monetizable advantages to the local utility.

               Utilities can benefit from having a high percentage of distributed generation in the 'mix' of their power production and purchase, with flexible contracts with industrial and larger commercial customers, allowing the utilities to reduce the dependence on purchasing high- priced power from the power exchange during peak periods. As an example, utilities in Western Europe have remote control on the distributed generation systems, located at the customers' premises, but can choose (within contractually agreed upon periods) when part of the power produced is fed back into the grid, and when the power is actually used at the location. To do this properly requires a carefully balanced mix of distributed generation joint ventures or cooperation contracts, spread over several target groups. As an example, some utilities in the Netherlands operate a mix of larger combined cycle and gas turbine plants in chemical plants, paper factories, and larger series of smaller co-generators in greenhouses, providing them with cheap distributed generation power when they otherwise would need expensive peak purchases. This effect on 'leveling the utility's load curve' is important for system reliability.

Developmental Background of the HydroGen Owned Technology

               The fuel cell technology that HydroGen owns and has rights to use was originally developed by the Advanced Energy Systems division of Westinghouse Electric Corporation under a Department of Energy sponsored research and development program during the 1980s and early 1990s. During this time Westinghouse had two fuel cell research and development programs, one focused on solid oxide fuel cells (SOFCs) and one on the phosphoric acid fuel cell (PAFC) modules. While both the SOFC and PAFC programs obtained extensive Federal funding, in 1993 the PAFC program was determined to be commercial-ready, and its DOE funding stream was discontinued. At that point in time, Westinghouse had developed the module designs and manufacturing plans, and it had constructed a manufacturing facility and working prototype module. HydroGen believes that over $150,000,000 was spent on these efforts for air-cooled PAFC development.

               In the early to mid 1990's Westinghouse was under severe financial strain related to large real estate losses. Westinghouse chose to retain the SOFC program which was continuing to receive Federal funding, and sell the PAFC technology, related intellectual property, and pilot manufacturing facility to a private investor. The investor was Fuel Cell Corporation of America. Upon the acquisition of the PAFC technology and related assets, Fuel Cell Corporation began a United States Department of Defense funded project with Gilbert-Commonwealth to install a prototype demonstration plant in Johnstown, PA. Fuel Cell Corporation also won a World Bank competition to conduct a study sponsored by the Romanian Ministry of Industry to assess sitting fuel cell plants using waste gas generated by chemical process plants in the chlor-alkali industry. In 2001, Fuel Cell Corporation and certain individuals decided to form HydroGen LLC, to which Fuel Cell Corporation assigned all of its fuel cell technology assets.

HydroGen Fuel Cell Technology

               Management believes that phosphoric acid fuel cell technology is the most logical fuel cell for commercial, large scale stationary applications of greater than 100kW. This position is supported by the fact that management believes United Technologies Corporation and Fuji Electric have delivered over 300 units using this type of fuel cell to the field, serving the commercial cogeneration market segment of 100-1,000kW with packaged power plants. These delivered plants have demonstrated the reliability and performance of stationary fuel cells, and established PAFC as the leading stationary fuel cell type.

               HydroGen's technology is an air-cooled PAFC module. This cooling methodology is different than those currently deployed in the marketplace which use a water cooled fuel cell. Management believes that air-cooling the PAFC offers a number of advantages over the water-cooled systems offered by others. Air-cooled stacks are simpler to build and operate than those cooled by water, because they require only air to be channeled to the graphite plates to take away the waste heat generated with the electric power production. This reduces the number of steps in the manufacturing of the fuel cell stacks. Additionally, water-cooled stacks have experienced corrosion problems with the high surface area-to volume ratio of the cooling tubes interlaced within the graphite plates that carry the water for heat rejection. HydroGen's air-cooled PAFC stacks avoid these problems.

               HydroGen's core technology centers on the 400kW fuel cell module which is comprised of 4*100kW stacks within one pressure vessel. The fuel cell stack technology and configuration have been indicated as successfully tested by Westinghouse in over 125,000 hours of stack testing and over 2,000,000 hours of smaller scale testing. The anticipated lifetime for HydroGen's first 4-6 MW of stacks is 40,000 hours.

               Expected product attributes and performance of HydroGen's 400kW fuel cell technology are summarized below:

      o     Capacity: 400kW (NG) net output

      o     Efficiency:   40%  (complete  system  with  hydrogen  plant)  -  43%
            (H2-available)

      o     Fuels: Steam-reformed NG, clean H2 (H2 plant or byproduct)

      o Cogeneration: Up to 70psia steam @ 360(degree)F (fuel cells); 1,000psia+ (H2 plant)

      o     Net water: Up to 800 gal/hour for 10MW system

HydroGen PAFC Fuel Cell Systems Approach

               The systems approach of HydroGen in its PAFC technology and systems are unique in two respects: air-cooled stack design and "unbundled" fuel processing. Management anticipates that these characteristics will enable HydroGen to produce and deliver fuel cell systems less expensively than its customers and will have a commercially acceptable reliability rating. Future systems may include integrated plant designs, but only after we have achieved desired system reliability and cost.

               Management believes that the air-cooled design of HydroGen's PAFC modules makes it considerably simpler and cheaper to manufacture the fuel cell stacks. Air-cooled stacks are inherently a simpler technology than those cooled by water, as they only require air to be channeled to the graphite plates. This reduces the number of steps in the manufacturing of the fuel cell stacks. Additionally, corrosion and water discharge/clean-up problems are negated, lengthening the useful life of the fuel cell stacks and reducing operating costs. HydroGen fuel cell systems can also be sited in remote arid areas since they do not require the use of water for waste heat rejection. The fuel cells in fact produce water as a byproduct. These air-cooled, water-generating features may help drive further adoption of HydroGen's PAFC plants as regional water scarcity issues become more prevalent globally.

               HydroGen also takes advantage of the fact that the 400kW modules do not include an on-board fuel processing system (hydrogen plant). HydroGen builds complete PAFC power plants in the 6-30 MW range based presently on a standard building block of a 2MW 'power island' (each of which consists of five
(5) 400kW modules) that is unbundled from the hydrogen source. The power islands will combine the HydroGen air-cooled PAFC module technology and standardized, state-of-the-art balance of plant equipment with only few custom components. HydroGen's business model focuses initially on applications where there is existing hydrogen infrastructure - for example by-product hydrogen from industrial activity associated with the production of chlorine, industrial gases, and ammonia - to supply hydrogen to our PAFC power plants. In such applications capital and fuel costs are reduced, as little or no fuel processing is required.

               In utility and  cogeneration  applications  where hydrogen is not available, HydroGen intends to install a standard, hydrogen plant sized for the application. Hydrogen plants are a mature and robust technology in multi-megawatt equivalent sizes, used for decades in petroleum refining, chemicals, and food industries, with many suppliers, proven reliability and low cost. Using the HydroGen 'unbundled' approach, management believes it will achieve low system costs by deploying its fuel cell systems using standard hydrogen technology and existing hydrogen infrastructure This approach is in contrast to other manufacturers of low and intermediate temperature fuel cells, which target smaller applications of 100-1,000kW with packaged power plants. The cost structure of these alternative installations suffers from significant diseconomies of scale from integrating the hydrogen plants with the fuel cell stacks.

HydroGen Manufacturing Facilities

               HydroGen currently occupies facilities in Jefferson Hills, PA (near Pittsburgh), and operates them as a pilot manufacturing plant. HydroGen currently occupies approximately 30,000 square feet of space in the manufacturing plant. The current facility includes production equipment for the electrodes, graphite plates, stacks, and various non repeating components of the fuel cells and fuel cell stacks. Management is evaluating other nearby properties, which may offer superior facilities and permit more flexible plant layout and expansion potential. Management plans to use some of its current working capital to make our manufacturing facilities fully operational at 2MW/year capacity. Later management intends to expand the production capacity incrementally to a 4-5 MW/year capacity, which expansion management believes will only require a minimal amount additional capital investment. The long-term business plan for HydroGen is to expand production by deploying an automated manufacturing plant capable initially of producing 25MW (62 modules) per year, and later 100MW (250 modules) per year. HydroGen has floor plans and preliminary designs, which will be modified and modernized under a development program that is part of the anticipated scope of work associated with the current business plan.

HydroGen Manufacturing Activities

               HydroGen plans to engage in two distinct types of manufacturing activities: the manufacturing of PAFC modules, and the contracting and construction of fuel cell power plants. These will be two entirely different processes with respect to logistics, value-chain analysis, and balance between in-house activities and outsourcing / subcontracting. The organization of the company must be able to handle both processes in parallel and simultaneously. There will be, therefore, two independent organizational structures within HydroGen.

               HydroGen's core operational activity will be the manufacturing of 400kW PAFC modules from raw materials at its manufacturing facilities near Pittsburgh, Pennsylvania. Every important manufacturing step will be done in-house, and gradual changes over time will be limited to production automation steps. With manufacturing and quality analysis and quality control procedures, the production process will provide a certain yield of PAFC cells, stacks and modules, which after testing can be transported as ready-to-install modules into the field sites.

               Management expects to engage in subcontracting and outsourcing fuel cell stack components once the manufacturing process is fully mastered internally, once the in-house know-how is on a superior level, and after partners or subcontractors have been identified who can perform the same steps better and cheaper at the same time.

HydroGen Engineering Contracting Activities

               When the PAFC modules arrive in the field, they will have to be incorporated with the balance-of-plant equipment (including a complete hydrogen plant in applications without available hydrogen) to construct an operating fuel cell power plant at the customer's site. These tasks will require a management approach similar to that in the chemical and power plant contracting businesses. A main contractor will assume, under direct management of HydroGen staff (mainly under a lump-sum-turnkey contract), the ultimate responsibility for building the fuel cell power plant, and installing, testing and commissioning the complete plant at the customer site. This process will require project and contract management by HydroGen and will require special staff and high quality procurement and managers. The risks of this approach will be different from the manufacturing risks, since here most of the actual work will be performed by third parties under contract.

               HydroGen has in its executive and technology management team persons who have experience with most aspects of both the manufacturing and engineering contracting processes, and demonstrated organizational capabilities in these critical areas.

HydroGen Marketing

               HydroGen's business model plan calls for it to sell 6-30MW turn-key power plants, based on a standardized 2MW power island consisting of five of HydroGen's 400kW modules. Additionally, HydroGen plans to attempt to generate recurring revenues from the sale of operations and maintenance services, and ongoing lease revenues for the 400kW modules, which must be replaced after approximately 40,000 hours of generation.

               HydroGen will engage in marketing efforts early in its implementation of the business plan because its products represent a disruptive technology. Because of the nature of its product, the decision process of a customer is expected to require substantial educative efforts and a multi-tiered decision process within the management of a customer. HydroGen will use its own personnel for the early phases of its marketing program and has staff currently in place. HydroGen is in discussions with potential users of the fuel cells with several generators of by-product hydrogen.

Intellectual Property

               HydroGen owns certain rights and manufacturing assets for the 400 kW, air-cooled PAFC technology developed in the 1980s and early 1990s by Westinghouse. As part of the DOE-Westinghouse program, Westinghouse obtained a revocable, non-exclusive license to use all technology developed pursuant to the DOE sponsored program. In addition, Westinghouse undertook its own development of module designs and manufacturing plans, and constructed a manufacturing facility and working prototype module. During this manufacturing and prototype program, Westinghouse privately developed recipes, processes and plans for designing and manufacturing phosphoric acid fuel cells. That intellectual property, maintained by Westinghouse as trade secrets, has been transferred to HydroGen along with all of Westinghouse's rights to the technology developed under the DOE research and development program, and has since been maintained as closely held secrets. HydroGen also employs some of the former Westinghouse engineers who developed the technology, and is in the process of transferring their knowledge base to a new team of engineers.

               Most of the HydroGen core intellectual property has been maintained as trade secrets, which are kept in the form of drawings, recipes, process descriptions and other writings in its files. Westinghouse, who originally developed the technology and made the decision to maintain the core technology in the form of trade secrets, subsequently transferred all of its intellectual property related to the PAFC program, including the trade secrets, to Environmental Energy Services, Inc (EESI), the predecessor company to Fuel Cell Corporation of America (FCA), on or about March 31, 1993 pursuant to a general assignment set forth in the asset purchase agreement. FCA/EESI maintained these trade secrets, until ultimately transferring the assets to HydroGen in the fall of 2001. HydroGen has kept, and intends to continue to keep, these secrets closely guarded, distributing them on a need to know basis only, and implementing strict confidentiality and non-use agreements when disclosure is necessary.

               Although most of the core technology has been maintained as trade secrets, Westinghouse did, however, apply for and receive patents from time to time. These were all subsequently assigned to the DOE. The non-exclusive license to use these patents has been assigned, through Fuel Cell Corporation, to HydroGen. However most of the DOE patents have expired or were allowed by the DOE to lapse. The DOE did, however, maintain four key patents, which remain in effect today. HydroGen has submitted an application to the DOE for an exclusive license for the patents. The application currently is under DOE review process, which included a 30 day public comment period before the DOE could grant the exclusive license. The DOE and HydroGen are negotiating the terms of a license for the continued use of the patents to which HydroGen currently has a non-exclusive license.

               The four maintained DOE patents are as follows:

-----------------  --------------------------------------------------------  ----------------------------------------
    Patent No.                 Subject Matter of Patent                                  Expiration date
-----------------  --------------------------------------------------------  ----------------------------------------
     4978591       Corrosion Free Phosphoric Acid Fuel Cells                                 9/2009
-----------------  --------------------------------------------------------  ----------------------------------------
     4732822       Fuel Cell Acid Supply System                                              5/2006
-----------------  --------------------------------------------------------  ----------------------------------------
     4853301       Fuel Cell Plates with Skewed Process Channels                             2/2006
-----------------  --------------------------------------------------------  ----------------------------------------
     5096786       Integral Edge Seal for Phosphoric Acid Fuel Cells                         9/2009
-----------------  --------------------------------------------------------  ----------------------------------------

               HydroGen, for the time being, will continue the Westinghouse policy of using trade secrets as the principal mode to protect its intellectual property. As HydroGen makes improvements to the existing technology or develops new technology, HydroGen will re-evaluate this policy, and determine an optimal combination of patent and closely-held trade secret protection.

Competition

               HydroGen faces competition from a number of different sources. Indirectly, there is competition from the current producers of electricity, including the major power producers, transmission companies and existing co-generation sources, and from combustion turbines that are used to produce electric power, and there is direct competition from other producers of fuel cells, albeit based on different technologies.

               The current electric producers all have existing facilities, are part of the current power grid and have an established market presence. In addition, to terminate or modify the supply relationship with some of these suppliers, the customer must pay termination fees for long term contractual arrangements or fees for remaining a user of grid electricity on a back-up basis. These fees will be taken into account when evaluating an alternative source of electricity.

               The HydroGen PAFC module systems face competition from incumbent distributed generation technologies with similar performance and size characteristics, specifically internal combustion engines and combustion turbines. This technology has a long operating and service support history and low installed costs, and currently they have a substantial market position.
HydroGen will compete with these technologies largely on the basis of efficiency, high reliability and availability, low to zero-emissions, low maintenance-intensity, modularity, fuel source diversity, and an ability to make direct use of by-product hydrogen from industrial processes. The power reliability issue is of particular value as the HydroGen fuel cell system will provide significant redundancy; for a 10MW system, for example, 25 individual 400 kW fuel cell modules are used. If one module fails or has maintenance issues, the other fuel cells will continue to run, thereby maintaining the vast majority of the plant's rated power production.

               Although it is projected that fuel cells of all kinds will gain market share in time, the incumbent technologies of power plants, co-generation sources and internal combustion engines and the producers of these technologies and power sources using them are very strongly entrenched and hold a highly defensible and dominant share of the market for electricity production. HydroGen will attempt to meet this competition by creating and maintaining strategic partnerships and achieving cost reductions in its technologies to make it more attractive as an alternative source. Also, HydroGen will seek applications where the fuel cell is the more logical solution in operation such as locations where the electric grid is not readily available.

               HydroGen also faces competition from producers of water cooled fuel cells. Two leading manufacturers of this type of fuel cell are United
Technologies Corporation and Fuji Electric. Both of these companies have a proven track record, substantial resources and a large number of installed power plants using the technology. Additionally, in the future, HydroGen may also face competition from producers of molten carbonate fuel cells and solid oxide fuel cells. These latter two technologies are not expected to be commercially available at competitive prices for at least a decade. Currently it is estimated that molten carbonate fuel cells cost approximately $10,000 per kW and are only available in 250kW and 1MW units. The solid oxide fuel cell units are also only available in units up to 300kW and costs are estimated to be at least as expensive as molten carbonate systems. These types of fuel cells all currently have design and operational issues that make them more expensive to manufacture and operate and overall make them compare less favorably to air cooled PAFC modules.

               In the future, HydroGen may also have to compete with proton exchange membrane technology. Currently this is a fuel cell developed for mobile applications, but it is anticipated that this technology will be deployed in stationary applications. This technology operates at a lower temperature and efficiency than the PAFC module stacks and requires relatively pure hydrogen for the stakes. The proton exchange membrane technology also suffers from a shorter production life. Overall, currently they do not appear to be suited to the larger-sized base load applications that HydroGen plans to target.

               HydroGen intends to compete with its other fuel cell competitors on the basis that its technology is commercially ready and there are few manufacturers of PAFC modules. It will also compete on the basis of a price per kW installed for PAFC modules being substantially less than other fuel cells, its reliability, efficiency and lower maintenance. It will also compete on the basis of the large amount of resources previously used to develop the PAFC by Westinghouse and the United States government, and the fact that it is close to the manufacturing stage of development rather than still in the period when there will have to be substantial further research and development.

Properties

               The company currently occupies approximately 30,000 square feet of manufacturing and office space in Jefferson Hills, Pennsylvania. At this location the company maintains its headquarters, development facilities and manufacturing and testing facilities. This space is rented from JTC Holdings, LLC on a month-to-month lease. The rent is currently under negotiation, but management expects that effective April 01, 2005 the monthly rent will be approximately $13,500. This facility is leased from an affiliate of Fuel Cell Corporation which is a greater than 5% shareholder of Chiste.

Employees

               The company has approximately 20 full time employees. The chief executive officer, Mr. Leo Blomen, a resident of the Netherlands is employed for at least 50% of his business time. Of the full-time employees there are 7 executive and office persons, the remainder technical staff. The company believes it has good relations with its employees, and none of them are represented by unions.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth certain information regarding Chiste's common stock beneficially owned on July 8, 2005, after giving effect to the exchange transaction, the HydroGen private placement, and the private placement of Preferred Shares to institutional investors by Chiste for (i) each stockholder known to be the beneficial owner of 5% or more of Chiste's outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group on a pre-Reverse Split and post-Reverse Split basis, and assuming (i) all options granted to Messrs. Schecter and Wilshire are fully vested, and (ii) the exclusion of outstanding 2,400,000 warrants of Chiste which expired June 30, 2005. The table assumes a total of 194,748,788 and 7,789,952 shares of Chiste's common stock outstanding on a pre- and post-Reverse Split basis, respectively, and on a fully diluted and a Preferred Shares as-converted basis.

---------------------------------------  ------------------------------  ------------------------------  ---------------------------
    Name of Beneficial Owner             Amount of Beneficial Ownership  Amount of Beneficial Ownership       Percent of Beneficial
                                               (Pre-Reverse Split)            (Post-Reverse Split)                   Ownership
---------------------------------------  ------------------------------  ------------------------------  ---------------------------
Leo Blomen(1)                                    10,289,639                        411,586                          5.53%
---------------------------------------  ------------------------------  ------------------------------  ---------------------------
Joshua Tosteson(1)                               13,577,416                        543,097                          7.29%
---------------------------------------  ------------------------------  ------------------------------  ---------------------------
Scott Schecter(1), (2)                            5,148,647                        205,946                          2.72%
---------------------------------------  ------------------------------  ------------------------------  ---------------------------
Scott Wilshire(1), (3)                            2,144,200                        85,768                           1.14%
---------------------------------------  ------------------------------  ------------------------------  ---------------------------
FuelCell Holdings, LLC(4)                        18,936,132                        757,445                          10.17%
---------------------------------------  ------------------------------  ------------------------------  ---------------------------
Pequot Capital Management, Inc.(5)               19,157,813                       1,214,479                         10.29%
---------------------------------------  ------------------------------  ------------------------------  ---------------------------
SAC Capital Associates, LLC(6)                    9,803,646                        392,146                          5.27%
---------------------------------------  ------------------------------  ------------------------------  ---------------------------
Security Management Company, LLC(7)              39,214,769                       1,568,591                         21.06%
---------------------------------------  ------------------------------  ------------------------------  ---------------------------
Keating Reverse Merger Fund, LLC(8)               7,545,000                        301,800                          3.87%
5251 DTC Parkway, Suite 1090
Greenwood Village, Colorado  80111
---------------------------------------  ------------------------------  ------------------------------  ---------------------------
All Executive Officers and Directors
as a group (four persons)                        31,159,902                       1,246,396                         16.30%
---------------------------------------  ------------------------------  ------------------------------  ---------------------------


* Less than 0.01%.

(1)   c/o 1801 Route 51 South, Jefferson Hills, Pennsylvania 15025.

(2) Includes options to purchase 2,726,682 shares Chiste's common stock at an exercise price of $0.182 per share on a pre-Reverse Split basis, and options to purchase 109,067 shares Chiste's common stock at an exercise price of $4.538 per share on a post-Reverse Split basis.

(3) Includes options to purchase 2,049,362 shares Chiste's common stock at an exercise price of $0.182 per share on a pre-Reverse Split basis, and options to purchase 81,974 shares Chiste's common stock at an exercise price of $4.538 per share on a post-Reverse Split basis.

(4) FuelCell Corporation of America has an address at 3201 Enterprise Parkway, Suite 460, Beachwood, Ohio 44122. Mr. Saul Siegel has investment authority over these shares.

(5) Shares beneficially owned by Pequot Capital Management, Inc. represent 66,150 shares of Series B Preferred Stock held of record by Pequot Scout Fund, L.P. and 37,209 shares of Series B Preferred Stock held of record by Pequot Mariner Master Fund, L.P. Pequot Capital Management, Inc., which is the investment manager to the above named funds exercises sole dispositive, voting and investment power for all the shares. Arthur J. Samberg is the sole shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership of the shares except for his pecuniary interest.

(6) S.A.C. Capital Associates, LLC has an address at 158 Victoria House, The Valley, Anguilla, BWI. S.A.C. Capital Advisors LLC has the voting authority over these shares.

(7) Security Management Company, LLC is the investment advisor to (a) SBL Fund, Series J. (b) Security Mid Cap Growth Fund, (c) Security Equity Fund, Mid Cap Values Series, and (d) SBL Fund, Series V (collectively, the "Funds"). Each of the Funds is an investment company registered under the Investment Company Act of 1940, as amended. The securities listed in the table above are owned by the Funds. As investment advisor, Security Management Company, LLC may be deemed to be the beneficial owner of such securities.

(8)   Keating  Reverse Merger Fund, LLC is not owned by or affiliated with Kevin
      R. Keating and disclaims any beneficial interest in the shares of Chiste's common stock owned by Kevin R. Keating. Keating Reverse Merger Fund, LLC has the right to nominate a director of Chiste.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

               Pursuant to a Disposition of Collateral and Settlement Agreement dated June 30, 2003, Aztore Holdings, Inc. ("Aztore") acquired and disposed of all Dyna-Cam engine business assets in a negotiated transaction.

               Chiste entered into an agreement with Jack E. Dahl, a former President. Under this agreement, as a result of the Asset Disposition, Mr. Dahl was paid a cash fee of $50,000 plus 20,000 shares of common stock in complete settlement of all his claims on our books at that time. Mr. Dahl resigned as an officer and director on July 2, 2003 and waived his stock options by mutual agreement. As a result of the Asset Disposition, effective June 30, 2004, all outstanding shares of Series A Preferred Shares were converted into 111,292 shares of common stock and the entire class of Series A Preferred Shares was retired.

               Immediately following the Asset Disposition, Aztore reinstated and amended the line of credit ("LOC") reducing the amount of the LOC to $250,000 effective June 30, 2003. On August 30, 2003, Aztore agreed to further amend the LOC to increase the LOC to $800,000 and extend the maturity to March 31, 2006.

               An  Existing   Stockholder  Rights  Agreement,   wherein  certain
stockholders were granted anti-dilution and certain other rights, was terminated effective June 30, 2003.

               As part of the Asset Disposition, all stock options issued under our Equity Incentive Plan was terminated by mutual agreements and settlements effective June 30, 2003. The Equity Incentive Plan remains in force.

               On July 1, 2004, Aztore, PHL, Ms. Wilks and Mr. Palmer entered into a Purchase and Settlement Agreement whereby PHL, Ms. Wilks and Mr. Palmer sold all of their ownership interests in the Company to Aztore. The purchase of these shares gave Aztore controlling ownership as of July 1, 2003.

               As part of the Asset Disposition, the Purchaser required us to change our name from Dyna-Cam Engine Corporation. On April 2, 2004, at a special meeting our stockholders voted to change our name to Chiste Corporation. In addition, stockholders approved the Reverse Split.

               On May 3, 2004, as an inducement to KRM Fund to enter into a Securities Purchase Agreement ("SPA"), Chiste agreed to settle the aggregate of $725,925 of Secured Notes due Aztore under the Amended LOC Agreement, including $44,918 of accrued interest, by issuing Aztore a New Secured Note for $664,500. This Settlement Agreement also released Chiste from all future amounts due Aztore, which Aztore has earned or may earn, including investment banking fees, warrant exercise fees and any other fees and reimbursements under its Advisory Agreement. As another condition of this settlement, Aztore assumed other liabilities totaling $42,030 ("Other Liabilities") and agreed to indemnify and hold Chiste harmless from claims, expenses and or liabilities relating to the Other Liabilities.

               On May 4, 2004, pursuant to the SPA, Chiste sold to KRM Fund an aggregate of 800,000 shares of common stock at a price of $0.10 per share for a total purchase price of $80,000. Concurrently, KRM Fund purchased the New Secured Note from Aztore, which KRM Fund immediately converted into 6,645,000 shares of common stock.

               In order to fund Chiste's working capital needs, on May 27, 2004, Chiste sold to KRM Fund 100,000 shares of common stock at a purchase price of $0.10 per share, for an aggregate consideration of $10,000.

               On May 27, 2004, 400,000 shares of Chiste's common stock were issued to Kevin R. Keating, our sole officer and director, as compensation for services valued by Chiste at $40,000.

               On June 10, 2004, Chiste entered into a contract with Vero Management, LLC ("Vero") for managerial and administrative services. Vero has not been engaged to provide, and Vero does not render, legal, accounting, auditing, investment banking or capital formation services. Kevin R. Keating is the manager of Vero. The term of the contract is for one year. In consideration of the services provided, Vero will be paid $1,000 for each month in which services are rendered.

               Kevin R. Keating, is the father of the principal member of Keating Investments, LLC. Keating Investments, LLC is the managing member of KRM Fund, which is the current majority stockholder of Chiste. Keating Investments, LLC is also the managing member and 90% owner of Keating Securities, LLC, a registered broker-dealer. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, KRM Fund or Keating Securities, LLC and disclaims any beneficial interest in the shares of Chiste's common stock owned by KRM Fund. Similarly, Keating Investments, LLC, KRM Fund and Keating Securities, LLC disclaim any beneficial interest in the shares of Chiste's common stock currently owned by Kevin R. Keating.

               At or prior to the closing of the Exchange, Chiste will also enter into a certain financial advisory agreement with Keating Securities, LLC ("Keating Securities"), a registered broker-dealer, under which Keating Securities will be compensated by Chiste for its advisory services rendered to Chiste in connection with the Exchange. The transaction advisory fee will be $325,000, with the payment thereof being subject to the closing of the Exchange. Keating Securities, LLC is an affiliate of Keating Investments, LLC, the managing member of KRM Fund, our current controlling stockholder.

               HydroGen leases the Jefferson Hills, Pennsylvania manufacturing and office facilities from a corporation that is an affiliate of Fuel Cell Corporation and is controlled by Saul Siegal. Fuel Cell Corporation is a greater than 5% shareholder of Chiste. The lease is on a month-to-month basis and may be terminated on 30-days notice. HydroGen pays approximately $13,500 per month.

               Other than the above transactions or otherwise set forth in this Schedule or in any reports filed by Chiste with the SEC, we have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons.

Item 9.01      Financial Statements and Exhibits.

               (a) Financial statements of business acquired.

                             Audited Financial Statements of HydroGen, LLC as of
December 31, 2004, and for the years ended December 31, 2004 and 2003.

                             The Unaudited Financial Statements of HydroGen, LLC
as of March 31, 2005, and for the quarters ended March 31, 2005 and 2004, and for the period from inception (November 11, 2001) through March 31, 2005.

               (b) Proforma financial statements of business acquired.

                             Proforma Financial  Statements are not required due
to this transaction being accounted for as a recapitalization of HydroGen, LLC.

               (c)           Exhibits

                                4.1 Certificate of Designations, Preferences, Rights and Limitations of Series B Convertible Preferred Shares of Chiste Corporation (Filed herewith)

                                10.1  Financial Advisory Agreement dated July 6,
                                      2005,  between  Chiste  Corporation.   and
                                      Keating Securities, LLC (Filed herewith)

                                10.2  Exchange   Agreement    (Incorporated   by
                                      reference from Exhibit 2.2 of Form 8-K filed May 18, 2005 by Registrant)

                                10.3 Voting Agreement Form among Registrant, holders of Preferred Shares and others (Filed herewith)

                                10.4 Employment Agreement - Joshua Tosteson (Filed herewith)

                                10.5  Employment   Agreement  -  Scott  Schecter
                                      (Filed herewith)

                                10.6  Employment   Agreement  -  Scott  Wilshire
                                      (Filed herewith)

                                10.7 Employment Agreement - Greg Morris (Filed herewith)

                                10.8 Option Agreement - Scott Schecter (Filed herewith)

                                10.9 Option Agreement - Scott Wilshire (Filed herewith)

                                10.10 Option    Agreement   -   Greg      Morris
                                      (Incorporated  by  reference  from Exhibit
                                      10.7 on Form 8-K dated July 7, 2005)

                                10.11 Form of General  Investor  Stock  Purchase
                                      Agreement,   including   voting  agreement
                                      (Filed herewith)

                                10.12 Form of Preferred  Shares  Investor  Stock
                                      Purchase   Agreement   for   institutional
                                      investors (Filed herewith)

                                10.13 Preferred  Shares  Investor   Registration
                                      Rights    Agreement   for    institutional
                                      investors (Filed herewith)

                                10.14 Code of Ethics (Filed herewith)

                                10.15 Stock Option Plan (Filed herewith)

                                99.1 Press Release announcing the Closing filed on July 8, 2005.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, Chiste Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Chiste Corporation


Date:  July 11, 2005                            By: /s/ Joshua Tosteson
                                                    --------------------------
                                                    Joshua Tosteson, President

INDEPENDENT AUDITOR'S REPORT

To the Members
HydroGen, L.L.C.

We have audited the accompanying statement of operations and cash flows of HydroGen L.L.C. (a development stage company) for the year ended December 31, 2003 and the statement of members deficiency for the period from November 11, 2001 (inception) to December 31, 2001 and the years ended December 31, 2002 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements of Hydrogen L.L.C. referred to above present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 2003 in conformity with United States generally accepted accounting principles.



Saltz, Shamis & Goldfarb, Inc.
Akron, Ohio


February 20, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
HydroGen, L.L.C.

We have audited the accompanying balance sheet of HydroGen, L.L.C. (a development stage company) as of December 31, 2004 and the related statements of operations, members' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HydroGen L.L.C. as of December 31, 2004 and the results of its operations and its cash flows for the year then ended in conformity with United States generally accepted accounting principles.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 11, 2005, except for the second paragraph of Note 10 which is as of April 1, 2005, the third and fourth paragraphs of Note 10 which is as of May 6, 2005 and the first paragraph of Note 10 which is as of July 7, 2005.

HYDROGEN, L.L.C. (A Development Stage Company)
BALANCE SHEET

                                                       MARCH 31,    DECEMBER 31,
                                                         2005          2004
                                                      -----------   -----------
                                                      (unaudited)
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                           $   954,173   $ 1,230,056

  Other current assets                                     76,210         2,515
                                                      -----------   -----------

     TOTAL CURRENT ASSETS                               1,030,383     1,232,571
                                                      -----------   -----------

  Property and equipment, net                               7,630         4,415
                                                      -----------   -----------

    TOTAL ASSETS                                      $ 1,038,013   $ 1,236,986
                                                      ===========   ===========

LIABILITIES AND MEMBERS' DEFICIENCY

CURRENT LIABILITIES
   Accounts payable and accrued expenses              $   288,213   $   289,974
   Note payable, related parties                          617,360       617,360
   Convertible notes payable, net of discount
      of $262,073 and $387,839 at March 31, 2005 and
      December 31, 2004 respectively                    1,737,927     1,242,161
                                                      -----------   -----------

    TOTAL CURRENT LIABILITIES                           2,643,500     2,149,495
                                                      -----------   -----------


MEMBERS' DEFICIENCY                                    (1,605,487)     (912,508)
                                                      -----------   -----------

TOTAL MEMBERS' DEFICIENCY AND LIABILITIES             $ 1,038,013   $ 1,236,986
                                                      ===========   ===========

        See accompanying notes to the financial statements

HYDROGEN, L.L.C. (A Development Stage Company)
STATEMENTS OF OPERATIONS

                                                                                                  NOVEMBER 11, 2001
                                                                                                     (INCEPTION)
                                                                                                      THROUGH
                                           FOR THE QUARTERS ENDED         FOR THE YEARS ENDED         MARCH 31,
                                                  MARCH 31,                   DECEMBER 31,              2005
                                         --------------------------    --------------------------  (not covered by
                                            2005            2004          2004           2003     auditors' reports)
                                         -----------    -----------    -----------    -----------    -----------
                                         (unaudited)    (unaudited)
REVENUES                                 $        --    $        --    $       767    $    40,765    $    96,660
                                         -----------    -----------    -----------    -----------    -----------

COSTS AND EXPENSES
   Cost of revenue                                --             --            443          1,254          1,780

   General and administrative expenses       641,913        180,210      1,639,462        191,881      2,634,372
                                         -----------    -----------    -----------    -----------    -----------

TOTAL COSTS AND EXPENSES                     641,913        180,210      1,639,905        193,135      2,636,152
                                         -----------    -----------    -----------    -----------    -----------

LOSS FROM OPERATIONS                        (641,913)      (180,210)    (1,639,138)      (152,370)    (2,539,492)
                                         -----------    -----------    -----------    -----------    -----------

    Interest income                            5,719             --          1,164             --          6,883

    Interest expense                        (261,698)        (5,219)       (96,680)       (10,758)      (372,983)
                                         -----------    -----------    -----------    -----------    -----------

NET LOSS                                 $  (897,892)   $  (185,429)   $(1,734,654)   $  (163,128)   $(2,905,592)
                                         ===========    ===========    ===========    ===========    ===========

        See accompanying notes to the financial statements

HYDROGEN, L.L.C. (A Development Stage Company)
STATEMENTS OF CASH FLOWS

                                                                                                                  NOVEMBER 11, 2001
                                                                                                                     (INCEPTION)
                                                           FOR THE QUARTERS ENDED         FOR THE YEARS ENDED          THROUGH
                                                                  MARCH 31,                   DECEMBER 31,          MARCH 31, 2005
                                                        --------------------------    --------------------------   (not covered by
                                                           2005            2004          2004            2003     auditors' reports)
                                                        -----------    -----------    -----------    -----------    -----------
                                                        (unaudited)     (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                              $  (897,892)   $  (185,429)   $(1,734,654)   $  (163,128)   $(2,905,592)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation                                                576             --            491             --          1,067
    Amortization of discount on convertible notes           229,163             --         67,669             --        296,832
    Members' interests issued for compensation              101,516         87,551        638,830             --        740,346
    Changes in operating assets and liabilities
      (Increase) decrease in other current assests          (73,694)            --            485         32,835        (76,210)
      (Decrease) increase in accounts payable and
       accrued expenses                                      (1,761)        26,401        185,980         53,782        288,213
                                                        -----------    -----------    -----------    -----------    -----------
NET CASH USED IN OPERATING ACTIVITIES                      (642,092)       (71,477)      (841,200)       (76,511)    (1,655,344)
                                                        -----------    -----------    -----------    -----------    -----------

CASH FLOW FROM INVESTING ACTIVITIES
  Purchase of property and equipment                         (3,791)        (2,947)        (4,905)            --         (8,697)
                                                        -----------    -----------    -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Members' capital contributions                                 --             --             --             --            854
  Proceeds from notes payable, related parties                   --         74,500        445,710         75,435        617,360
  Proceeds from issuance of convertible notes payable
   including amount allocated to equity component           370,000             --      1,630,000             --      2,000,000
                                                        -----------    -----------    -----------    -----------    -----------
NET CASH PROVIDED BY FINANCING
  ACTIVITIES                                                370,000         74,500      2,075,710         75,435      2,618,214
                                                        -----------    -----------    -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS    $  (275,883)   $        76      1,229,605         (1,076)       954,173

CASH AND CASH EQUIVALENTS, beginning of period            1,230,056            451            451          1,527             --
                                                        -----------    -----------    -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of period                $   954,173    $       527    $ 1,230,056    $       451    $   954,173
                                                        ===========    ===========    ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES

Cash paid for interest                                           --             --             --             --             --
                                                        -----------    -----------    -----------    -----------    -----------

               See accompanying notes to the financial statements

HYDROGEN, L.L.C. (A Development Stage Company)
STATEMENTS OF MEMBERS' DEFICIENCY

                                                                                    Deficit
                                                        Members'       Equity     Accumulated
                                          Members'     Interests    Component of  During the        Total
                                          Capital      Issued for   Convertible   Development      Members'
                                       Contributions  Compensation     Notes         Stage        Deficiency
                                        -----------   -----------   -----------   -----------    -----------
Balance, November 11, 2001
    (Inception)                                  --            --            --            --             --

Capital contributed                     $       854            --            --   $        --    $       854

Net loss                                         --            --            --        (5,564)        (5,564)

                                        -----------   -----------   -----------   -----------    -----------
Balance, December 31, 2001 (a)          $       854   $        --   $        --   $    (5,564)   $    (4,710)
                                        -----------   -----------   -----------   -----------    -----------

Net loss (a)                                     --            --            --      (104,354)      (104,354)

                                        -----------   -----------   -----------   -----------    -----------
Balance, December 31, 2002 (a)          $       854   $        --   $        --   $  (109,918)   $  (109,064)
                                        -----------   -----------   -----------   -----------    -----------

Net loss                                         --            --            --      (163,128)      (163,128)

                                        -----------   -----------   -----------   -----------    -----------
Balance, December 31, 2003              $       854   $        --   $        --   $  (273,046)   $  (272,192)
                                        -----------   -----------   -----------   -----------    -----------

Members' interests issued
   for compensation                              --       638,830            --            --        638,830

Issuance of equity in connection with
    issuance of convertible notes                --            --   $   455,508            --        455,508

Net loss                                         --            --            --    (1,734,654)    (1,734,654)

                                        -----------   -----------   -----------   -----------    -----------
Balance, December 31, 2004              $       854   $   638,830   $   455,508   $(2,007,700)   $  (912,508)
                                        -----------   -----------   -----------   -----------    -----------

           (unaudited)
---------------------------------------
Vesting of members' interests
   issued for compensation                       --       101,516            --            --        101,516

Issuance of equity in connection with
    issuance of convertible notes                --            --       103,397            --        103,397

Net loss                                         --            --            --      (897,892)      (897,892)
                                        -----------   -----------   -----------   -----------    -----------

Balance, March 31, 2005                 $       854   $   740,346   $   558,905   $(2,905,592)   $(1,605,487)
                                        ===========   ===========   ===========   ===========    ===========

(a) Not covered by auditors' reports.

               See accompanying notes to the financial statements

                                HYDROGEN, L.L.C.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 (The period from November 11, 2001, inception,
                    through December 31, 2004 is unaudited)
                (The information relating to the quarters ended
                     March 31, 2005 and 2004 is unaudited)
                                DECEMBER 31, 2004

NOTE 1 - DESCRIPTION OF THE COMPANY

The business of HydroGen, L.L.C. (the "Company") commenced in November, 2001 to conduct the business of designing and manufacturing air-cooled Phosphoric Acid Fuel Cell ("PAFC") power generation systems. The term of the Company's existence is ten years unless terminated earlier.

Company's Business

The Company is a manufacturer of multi-megawatt fuel cell systems utilizing proprietary 400-kilowatt (kW) phosphoric acid fuel cell (PAFC) technology. The technology was developed by Westinghouse Electric Corporation, and was acquired in 1993 by Fuel Cell Corporation of America ("FCA",) the Company's predecessor. In 2001, FCA assigned all of its ownership rights to the technology to the Company (the assignment to the Company of patents and patent applications is in the process of being registered with the United States Patent and Trademark Office).

FCA contributed assets and PAFC technology for a 55% interest in the Company. Founding management members received a 45% membership interest in the aggregate for services to be rendered. FCA, under the Operating Agreement, received a distribution preference from the Company in the amount of $2.2 million. On January 27, 2004, FCA and HMR, LP ("HMR") a Connecticut limited partnership, entered into an option agreement granting HMR the option to purchase 1/2 of FCA's 54.083 membership units. On May 14, 2004, HMR acquired 27.042 of FCA's units for $2,350,000 under this Option Agreement. Prior to exercise of the option by HMR, FCA owned 53.683% of the outstanding membership units of the Company, and at December 31, 2004 FCA owned 23.284% of such membership units.

As a part of this transaction FCA cancelled its $2.2 million distribution preference as provided for in the operating agreement with the Company. Further, FCA agreed to lend the Company on an interest free basis evidenced by a line of credit note, a sum not to exceed $350,000.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Revenue is recognized when persuasive evidence of a sale exists, the product has been delivered, the rights and risks of ownership have passed to the customer, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured. For arrangements which include customer acceptance provisions, revenue is not recognized until the terms of acceptance are met. Reserves for sales returns and allowances are estimated and provided for at the time of shipment.

                                HYDROGEN, L.L.C.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 (The period from November 11, 2001, inception,
                    through December 31, 2004 is unaudited)
                (The information relating to the quarters ended
                     March 31, 2005 and 2004 is unaudited)
                                DECEMBER 31, 2004
                                    CONTINUED

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Cash Credit Risk

From time to time the Company maintains cash deposits with its principal bank in excess of FDIC insured limits. The Company has not experienced any losses in these accounts.

Advertising

Advertising costs are expensed as incurred. The Company incurred no advertising expense for the 3 months ended March 31, 2005 and 2004, and for the years ended December 31, 2004 and 2003 and the period from November 11, 2001 (inception) to March 31, 2005, advertising expense was $389, $884 and $1,273, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight line method over the estimated useful lives of related assets as follows: computer and office equipment - five years; machinery and equipment and leasehold improvements - seven years.

Research and Development Expenses

Research and development expenditures are expensed as incurred. Research and development expense for the 3 months ended March 31, 2005 and 2004 and for the years ended December 31, 2004 and 2003 and the period from November 11, 2001 (inception) to March 31, 2005, was approximately $155,000, $21,000, $248,000,
$20,000 and $447,000, respectively.

Statements of Cash Flows

For purposes of the statements of cash flows, the Company considers its short-term cash investments, which have an original maturity of three months or less, to be cash equivalents.

Income Taxes

The Company, which is organized as a limited liability company in Ohio has elected to be treated as a partnership for federal and state income tax purposes. In lieu of paying taxes at the company level, the members of a limited liability company are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal or state income taxes has been included in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

                                HYDROGEN, L.L.C.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 (The period from November 11, 2001, inception,
                    through December 31, 2004 is unaudited)
                (The information relating to the quarters ended
                     March 31, 2005 and 2004 is unaudited)
                                DECEMBER 31, 2004
                                    CONTINUED

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at March 31, 2005 and December 31, 2004.

                                      March 31,     December 31,
                                        2005           2004
                                      --------       --------
      Machinery and equipment         $296,250       $296,250
      Leasehold improvements             4,528          4,528
      Office equipment                  54,044         50,253
                                      --------       --------
                                       354,822        351,031

      Less accumulated depreciation    347,192        346,616
                                      --------       --------
                                      $  7,630       $  4,415
                                      ========       ========

The net book value of significantly all of the above assets was transferred from a related party at historical cost (see Note 1) at the date of formation of the Company.

NOTE 4 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

At March 31, 2005 and December 31, 2004, accounts payable and accrued expenses include the following:

                                  March 31,   December 31,
                                    2005         2004
                                  --------     --------
      Accounts payable            $110,284     $ 73,892
      Accrued consulting fees           --      100,000
      Accrued professional fees     15,000       35,000
      Accrued interest              76,132       43,616
      Other                         86,797       37,466
                                  --------     --------
                                  $288,213     $289,974
                                  ========     ========

                                HYDROGEN, L.L.C.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 (The period from November 11, 2001, inception,
                    through December 31, 2004 is unaudited)
                (The information relating to the quarters ended
                     March 31, 2005 and 2004 is unaudited)
                                DECEMBER 31, 2004
                                    CONTINUED

NOTE 5 - CONVERTIBLE NOTES AND CAPITAL STRUCTURE

Convertible Notes

The Company has completed a $2,000,000 private placement of securities whereby, for each $10,000 received, it issued investment units consisting of a $10,000 convertible note and a .045 membership unit. At December 31, 2004, the Company had received $1,630,000 of the investment units and subsequent to December 31, 2004, the Company received the remaining $370,000.

The convertible note bears interest at the rate of 6% per annum and may be converted to a membership unit of the Company on the basis of .045 units per $10,000 of convertible amount.

The convertible notes may be converted into membership units at any time before either a public or private placement of at least $10.0 million of the Company's securities. If not converted or otherwise repaid or redeemed, the convertible notes are payable in full including accrued interest on June 30, 2005. A value of $455,508 has been allocated to the issuance of membership units. This amount is reflected as a discount to the convertible notes payable and is being amortized over the life of the loan. For the 3 months ended March 31, 2005, and for the year ended December 31, 2004, $296,833 and $67,669 have been amortized to the debt component and included as additional interest expense, respectively.

NOTE 6 - OPERATING LEASE

Through January, 2005, the Company subleased its manufacturing facility on a month to month basis. In February, 2005, an entity controlled by a significant shareholder of the Company ("Significant Shareholder") purchased the industrial complex that includes this facility. The Company is currently in negotiations to sign a lease on this or another property. The Company expects to increase the amount of space it currently rents from approximately 10,500 square feet to 35,000-40,000 square feet.

Rent expense was $8,460 for each of the 3 months ended March 31, 2005 and 2004, and $33,842 for each of the years ended December 31, 2004 and 2003. For the period from November 11, 2001 (inception) to March 31, 2005, rent expense was $113,840.

                                HYDROGEN, L.L.C.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 (The period from November 11, 2001, inception,
                    through December 31, 2004 is unaudited)
                (The information relating to the quarters ended
                     March 31, 2005 and 2004 is unaudited)
                                DECEMBER 31, 2004
                                    CONTINUED

NOTE 7 - DEVELOPMENT STAGE OPERATIONS, RISKS AND UNCERTAINTIES

The Company commenced operations on November 11, 2001, with the transfer of assets and PAFC technology from Fuelcell Corporation of America, the Company's then majority member. The Company was formed to commercialize the PAFC technology developed by Westinghouse Corporation. In addition to the technology, the Company owns the manufacturing assets for production of commercial-ready 400-kw air-cooled modules.

The Company is at an early stage of business development. As a result, the Company is subject to all the risks inherent in starting a new business. The Company has neither sold nor installed any fuel cell systems in its operating history. The Company is dependent on the proceeds of a planned equity financing to construct, develop and operate its first power station. The Company's ability to market its products and related technology and to obtain research and development contracts depend, in part, on its ability to attract and retain key scientific and management personnel. Market acceptance of fuel cells and related products is still uncertain. In addition, acceptance of the Company's products will be determined in large part by the Company's ability to demonstrate the safety and efficiency, cost effectiveness and performance features of such products. The Company may encounter significant competition in the markets for its products. Many of the Company's competitors and potential competitors may have substantially greater resources, including capital, name recognition, research and development experience and manufacturing and marketing capabilities.

The Company has suffered recurring losses from operations and has a deficit accumulated during the development stage. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which contemplate continuation of the Company as a going concern. There is substantial doubt that the Company will be able to continue as a going concern. The ultimate continuation of the Company is dependent on obtaining additional financing and attaining profitable operations.

NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Convertible Notes Payable, and Notes Payable to Related Parties

Management estimates the carrying amounts of the note payable to related parties to approximate fair value due to the short term nature of the agreements. We estimate the fair value of the convertible notes payable to approximate their principal amounts due to the short term nature of the agreements.

                                HYDROGEN, L.L.C.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 (The period from November 11, 2001, inception,
                    through December 31, 2004 is unaudited)
                (The information relating to the quarters ended
                     March 31, 2005 and 2004 is unaudited)
                                DECEMBER 31, 2004
                                    CONTINUED

NOTE 9 - RELATED PARTY TRANSACTIONS AND EQUITY ISSUED IN EXCHANGE FOR SERVICES

The Significant Shareholder has provided short-term working capital loans evidenced by promissory notes from the Company. These notes are payable on demand and accrue interest at 8% per annum. Outstanding borrowings were $267,360 as of December 31, 2004. Additionally, the Significant Shareholder has provided an interest free line of credit to the Company of $350,000, all of which was drawn and was also outstanding at December 31, 2004. The Significant Shareholder has agreed that, upon repayment of the $350,000 non-interest bearing note, he will forgive the principal balance of the interest-bearing loans by $150,000. For the 3 months ended March 31, 2005 and 2004, and for the years ended December 31, 2004 and 2003, interest expense to the Significant Shareholder approximated $5,300, $3,900, $19,900 and $14,600, respectively. At March 31, 2005 and
December 31, 2004, approximately $39,800 and $34,500 of accrued interest to the Significant Shareholder is included in Accounts payable and accrued expenses on the Company's Balance Sheet, respectively.

Additionally, the Company made payments to a company owned by the Significant Shareholder for laboratory and administrative support services, which amounted to less than $1,000 for the 3 months ended March 31, 2005 and for the years ended December 31, 2004 and 2003. At March 31, 2005 and December 31, 2004 the Company had an open payable balance to this company in the amount of $17,023, which is included in accounts payable and accrued expenses in the accompanying balance sheets.

The Company and HMR are parties to an agreement dated June 30, 2004 that provides for the payment to HMR of fees totaling $100,000 payable over a 5-month period beginning in September, 2004, in consideration of financial consulting services. Additionally, the Company has issued to HMR 4 LLC Units in the Company, subject to a 12-month vesting schedule through January 2005. The value of the LLC Units is being charged to expense at the fair value of the LLC Units at the date of vesting.

The Company has granted to two individuals an aggregate of 5.278 LLC Units for services to be rendered, subject to a 12 month vesting schedule. One individual received 2.0 LLC Units in January, 2004, and is fully vested in those units at December 31, 2004. The second individual received 3.278 LLC Units in June, 2004 and, at March 31, 2005 and December 31, 2004, has a 75% and 50% vested interest in those units, respectively. The value of the LLC Units at the date of issuance are being charged to expense ratably over the vesting period.

The vested portion of these units through March 31, 2005 and December 31, 2004 has been included in general and administrative expenses for the three months ended March 31, 2005 and for the year ended December 31, 2004, respectively.

Subsequent to year end the Company issued options to certain employees and advisors for an aggregate of 12.22 Membership Units. The options have an exercise price of $121,500 per unit, and vest over a 36 month period.

                                HYDROGEN, L.L.C.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 (The period from November 11, 2001, inception,
                    through December 31, 2004 is unaudited)
                (The information relating to the quarters ended
                     March 31, 2005 and 2004 is unaudited)
                                DECEMBER 31, 2004
                                    CONTINUED

NOTE 10 - SUBSEQUENT EVENTS

Effective February 23, 2005, the Company entered into a Non-Binding Letter of Intent ("LOI") with Chiste Corporation, a Nevada corporation ("Chiste"), setting forth the preliminary terms by which Chiste will acquire the Company. Chiste is a reporting company under the Securities and Exchange Act of 1934, and its shares of common stock are traded on the OTC Bulletin Board. On July 7, 2005, the Company and Chiste consummated a definitive exchange agreement ("Exchange Agreement") whereby Chiste acquired all the membership interests of the Company ("LLC Units") outstanding as of the closing date by an exchange of shares of Series B Preferred Stock for LLC Units. The Preferred Stock has voting rights equivalent to its voting rights on an as converted basis. The Company will remain a wholly owned limited liability company of Chiste, and continue to conduct its current business operations. The Series B Preferred Stock will be converted into common stock of Chiste once the shareholders of Chiste approve a reverse split of the common stock. Prior to the closing of the Exchange Agreement, HydroGen raised gross proceeds of approximately $6,500,000 through the sale of membership units. In addition, in connection with the exchange, Chiste sold 211,569 preferred shares to an institutional investor for $7,000,000. The shareholders of Chiste prior to this transaction now own on a fully diluted, as converted basis common shares amounting to approximately 5% of the common stock of Chiste, and the holders of Company LLC Units and new investors will hold approximately 95% of the outstanding common stock on a fully diluted, as converted basis. Chiste is obligated to register for resale shares of common stock of certain holders into which the Series B Preferred Stock may be converted (not later than the longer of 90 days after the Closing or 45 days after the filing by the Company of the financial statements of the Company and Chiste on a combined basis in a Form 8-K or other periodic report). The transaction will be accounted for as a recapitalization of the Company.

As described in Note 4, the Company has outstanding $2,000,000 in principal amount of convertible notes which bear interest at 6% per annum. Although the conversion rate is $222,222 per membership unit of the Company, as part of the transactions described above and to encourage conversion of the Bridge Notes, the Company extended an offer to the holders of the bridge notes to convert the outstanding principal for units in the Company at the conversion rate of $125,000 per Unit. The Company estimates that the amount of accrued interest due if all the notes convert is approximately $69,000. All of the notes were subsequently converted.

                                HYDROGEN, L.L.C.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 (The period from November 11, 2001, inception,
                    through December 31, 2004 is unaudited)
                (The information relating to the quarters ended
                     March 31, 2005 and 2004 is unaudited)
                                DECEMBER 31, 2004
                                    CONTINUED

NOTE 10 - SUBSEQUENT EVENTS - CONTINUED

In May, 2005, the Company amended an agreement with a consultant whereby the Company agreed to pay the consultant for services to be rendered for the 12 month period beginning November, 2004, by granting the consultant 3.888 LLC Units. The Company did not recognize any expense for this issuance for the 3 months ended March 31, 2005 and for the year ended December 31, 2004, but expects to recognize approximately $335,000 in consultancy expense in the second quarter of 2005.

Related to the amended agreement with a consultant, described above, the Company issued 1.287 LLC Units to certain members who elected not to be diluted by the LLC Units issued to the consultant. The Company expects to recognize approximately $110,000 in expense in the second quarter of 2005 related to this issuance.